Exhibit 2.1

CERTAIN CONFIDENTIAL INFORMATION (MARKED BY BRACKETS AS “[***]”) HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

AGREEMENT AND PLAN OF MERGER

between

GEORGIA BANKING COMPANY, INC.

and

Primary Bancshares corporation

Dated October 9, 2024

TABLE OF CONTENTS

Article I

THE MERGER

1.1	The Merger and Bank Merger	1
1.2	Closing	2
1.3	Effective Time	2
1.4	Effects of the Merger	2
1.5	Charter of Surviving Entity	2
1.6	Bylaws of Surviving Entity	2
1.7	Tax Consequences	2

Article II

EFFECT ON CAPITAL STOCK; EXCHANGE OF SHARES

2.1	Conversion of Capital Stock	3
2.2	Treatment of Primary Options	3
2.3	Election and Allocation Procedures	5
2.4	Dissenting Shareholders	7
2.5	Payment Procedures	7
2.6	Rights of Former Primary Shareholders	9

Article III

REPRESENTATIONS AND WARRANTIES OF PRIMARY

3.1	Corporate Organization	9
3.2	Capitalization	10
3.3	Authority; No Violation	11
3.4	Consents and Approvals	12
3.5	Reports	12
3.6	Financial Statements	13
3.7	Broker’s Fees	14
3.8	Absence of Certain Changes or Events	14
3.9	Legal and Regulatory Proceedings	14
3.10	Taxes and Tax Returns	15
3.11	Employees	16
3.12	Compliance with Applicable Law	20
3.13	Certain Contracts	21
3.14	Agreements with Regulatory Agencies	23
3.15	Risk Management Instruments	23
3.16	Environmental Matters	24
3.17	Investment Securities and Commodities	24
3.18	Real Property	24
3.19	Intellectual Property	25
3.20	Related Party Transactions	25
3.21	State Takeover Laws	26

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3.22	Reorganization	26
3.23	Opinion	26
3.24	Primary Information	26
3.25	Loan Portfolio	26
3.26	Insurance	27
3.27	No Other Representations or Warranties	28

Article IV

REPRESENTATIONS AND WARRANTIES OF GBC

4.1	Corporate Organization	28
4.2	Capitalization	29
4.3	Authority; No Violation	30
4.4	Consents and Approvals	31
4.5	Reports	31
4.6	Financial Statements	31
4.7	Broker’s Fees	33
4.8	Absence of Certain Changes or Events	33
4.9	Legal and Regulatory Proceedings	33
4.10	Taxes and Tax Returns	33
4.11	Compliance with Applicable Law	34
4.12	Agreements with Regulatory Agencies	35
4.13	Related Party Transactions	36
4.14	State Takeover Laws	36
4.15	Reorganization	36
4.16	GBC Information	36
4.17	No Other Representations or Warranties	36

Article V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1	Conduct of Businesses Prior to the Effective Time	37
5.2	Forbearances of Primary	37
5.3	Forbearances of GBC	41

Article VI

ADDITIONAL AGREEMENTS

6.1	Regulatory Matters	42
6.2	Access to Information; Confidentiality	43
6.3	Non-Control	43
6.4	Fairness Determination; Securities Act Compliance	43
6.5	Proxy Statement; Shareholders’ Approvals	44
6.6	Legal Conditions to Merger	46
6.7	Employee Matters	46
6.8	Indemnification; Directors’ and Officers’ Insurance	48
6.9	Additional Agreements	49
6.10	Advice of Changes	49

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6.11	Shareholder Litigation	50
6.12	Corporate Governance	50
6.13	Acquisition Proposals	50
6.14	Public Announcements	51
6.15	Takeover Statutes	51
6.16	Certain Tax Matters	51

Article VII

CONDITIONS PRECEDENT

7.1	Conditions to Each Party’s Obligation to Effect the Merger	52
7.2	Conditions to Obligations of GBC	52
7.3	Conditions to Obligations of Primary	53

Article VIII

TERMINATION AND AMENDMENT

8.1	Termination	54
8.2	Effect of Termination	55

Article IX

GENERAL PROVISIONS

9.1	Definitions	56
9.2	Amendment	58
9.3	Extension; Waiver	58
9.4	Nonsurvival of Representations, Warranties and Agreements	58
9.5	Expenses	59
9.6	Notices	59
9.7	Interpretation	60
9.8	Counterparts	60
9.9	Entire Agreement	60
9.10	Governing Law; Jurisdiction	60
9.11	Waiver of Jury Trial	61
9.12	Assignment; Third-Party Beneficiaries	61
9.13	Specific Performance	61
9.14	Severability	61
9.15	Confidential Supervisory Information	62
9.16	Delivery by Facsimile or Electronic Transmission	62

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INDEX OF DEFINED TERMS

Term	Section
ACA	3.11(k)
Acceptable Confidentiality Agreement	6.13
Acquisition Proposal	9.1
Affiliate	9.7
Agreement	Preamble
ACL	3.6(c)
ALLL	3.6(c)
Alternative Acquisition Agreement	6.5(b)
Applicable Agencies	3.4
Bank Merger	Recitals
Bank Merger Agreement	Recitals
Bank Merger Certificates	1.1(b)
Bank Merger Effective Time	1.1(b)
BHC Act	3.1(a)
Business Day	9.7
Call Reports	3.6(c)
Cancelled Shares	2.1(c)
Cash Election	2.3(a)
Cash Election Shares	2.3(a)
Cash Election Threshold	9.1
Certificate of Merger	1.3
Chosen Courts	9.10(b)
Closing	1.2
Closing Date	1.2
Code	Recitals
Continuing Employees	6.7(a)
Conversion Fund	2.5(a)
DBF	3.4
Dissenters’ Shares	2.1(b)
Effective Time	1.3
Election Deadline	9.1
Election Form	2.3(a)
Enforceability Exceptions	3.3(a)
Environmental Laws	3.16
ERISA	3.11(a)
Evercore	4.7
Exchange Act	3.20
Exchange Agent	2.3(a)
Exchange Ratio	2.2(a)
Fairness Determination	6.4(a)
Fairness Hearing	6.4(b)
Fairness Order	6.4(b)
FDI Act	3.1(b)
FDIC	3.1(b)
Federal Reserve	3.4

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Fractional Share Cash-in-Lieu Amounts	2.3(c)
Fraud	8.2(a)
GAAP	3.1(a)
GBC	Preamble
GBC Bank	Recitals
GBC Bylaws	4.1(a)
GBCC	1.1(a)
GBC Charter	4.1(a)
GBC Common Stock	4.2(a)
GBC Disclosure Schedule	Article IV
GBC 401(k) Plan	6.7(c)
GBC Financial Statements	4.6(a)
GBC Non-Voting Common Stock	4.2(a)
GBC Subsidiary	4.1(b)
GBC Voting Common Stock	4.2(a)
Georgia Secretary	1.3
Governmental Entity	3.4
Holder	2.3(a)
Ineligible Shares	2.3(d)
Intellectual Property	3.19
IRS	2.5(g)
Knowledge	9.7
Liens	3.2(b)
Loans	3.25(a)
Mailing Date	2.3(a)
Material Adverse Effect	9.1
Materially Burdensome Regulatory Condition	6.1(b)
Merger	Recitals
Merger Consideration	2.3(a)
Non-Disclosure Agreement	6.2(b)
Non-Election Shares	2.3(a)
Option Cancellation Payment	2.2(a)(1)
Option Consideration	2.2(a)(3)
Option Election Notice	2.2(a)
Option Holder Release Agreements	2.2(a)
Option Shares	2.2(a)(3)
Primary	Preamble
Primary 401(k) Plan	6.7(c)
Primary Articles	3.1(a)
Primary Bank	Recitals
Primary Benefit Plans	3.11(a)
Primary Board Recommendation	6.5(b)
Primary Bylaws	3.1(a)
Primary Common Stock	3.2(a)
Primary Continuing Director	6.12(a)
Primary Contract	3.13(a)
Primary Disclosure Schedule	Article III
Primary ERISA Affiliate	3.11(a)
Primary Financial Statements	3.6(a)

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Primary Indemnified Parties	6.8(a)
Primary Meeting	6.5(b)
Primary Options	2.2(a)
Primary Qualified Plans	3.11(c)
Primary Regulatory Agreement	3.14
Primary Securities	3.2(a)
Primary Stock Certificate	2.3(a)
Primary Subsidiary	3.1(b)
Per Share Cash Consideration	9.1
Per Share Merger Consideration	9.1
Per Share Stock Consideration	9.1
Permitted Encumbrance	3.18
Personal Data	3.12(b)
Premium Cap	6.8(b)
Primary Owned Property	3.18
Primary Real Property	3.18
Proxy Statement	9.1
Recommendation Change	6.5(b)
Regulatory Agencies	3.5
Representatives	6.13
Requisite Regulatory Approvals	9.1
Requisite Primary Vote	3.3(a)
Rollover Option	2.2(a)(2)
Sarbanes-Oxley Act	3.12(b)
SBA Loan	3.25(g)
Securities Act	6.4(a)
Security Breach	3.12(d)
SRO	3.5
Stock Election	2.3(a)
Stock Election Shares	2.3(a)
Subsidiary	3.1(a)
Superior Proposal	9.1
Surviving Entity	Recitals
Takeover Statutes	3.21
Tax	9.1
Tax Return	9.1
Termination Date	8.1(c)
Termination Fee	8.2(b)
Willful and Material Breach	8.2(a)

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AGREEMENT AND PLAN OF MERGER, dated October 9, 2024 (this “Agreement”), between Georgia Banking Company, Inc., a Georgia corporation (“GBC”), and Primary Bancshares Corporation, a Georgia corporation (“Primary”).

RECITALS

A.            The Boards of Directors of GBC and Primary have unanimously determined that it is in the best interests of their respective companies and shareholders to consummate the strategic business combination transaction provided for in this Agreement, pursuant to which Primary will, subject to the terms and conditions set forth herein, merge with and into GBC (the “Merger”), so that GBC is the surviving entity (in such capacity, the “Surviving Entity”) in the Merger.

B.            In furtherance thereof, the respective Boards of Directors of GBC and Primary have unanimously approved the Merger and declared advisable and adopted this Agreement, approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and, with respect to the Board of Directors of Primary, has resolved to submit this Agreement to its shareholders for approval and to recommend that its shareholders approve this Agreement.

C.            For federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code.

D.            Concurrently with the execution and delivery of this Agreement, Georgia Primary Bank, a Georgia bank and wholly-owned subsidiary of Primary (“Primary Bank”), and Georgia Banking Company, a Georgia bank and wholly-owned subsidiary of GBC (“GBC Bank”), entered into an agreement and plan of merger (the “Bank Merger Agreement”) in the form attached hereto as Exhibit A, pursuant to which, immediately following the Merger, and subject to it occurring, Primary Bank will merge (the “Bank Merger”) with and into GBC Bank so that GBC Bank is the surviving entity in the Bank Merger.

E.            Concurrently with the execution and delivery of this Agreement, as a condition and inducement for GBC to enter into this Agreement, each member of the Board of Directors of Primary and each member of the Board of Directors of Primary Bank entered into a director support agreement, in the form attached hereto as Exhibit B.

F.            In this Agreement, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

Article I

THE MERGER

1.1            The Merger and Bank Merger.

(a)            Subject to the terms and conditions of this Agreement, in accordance with the Georgia Business Corporation Code (the “GBCC”), Primary shall merge with and into GBC pursuant to this Agreement. GBC shall be the Surviving Entity, and shall continue its corporate existence under the laws of the State of Georgia. Upon consummation of the Merger, the separate corporate existence of Primary shall terminate.

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(b)            At the Bank Merger Effective Time, Primary Bank will merge with and into GBC Bank. GBC Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of Primary Bank shall cease. The Bank Merger shall be implemented pursuant to the Bank Merger Agreement. GBC and Primary shall, and shall respectively cause GBC Bank and Primary Bank to, execute certificates or articles of merger and such other agreements, documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) at the Bank Merger Effective Time. The Bank Merger shall become effective immediately following the Effective Time or at such later time and date as specified in the Bank Merger Agreement in accordance with applicable law (the “Bank Merger Effective Time”).

1.2            Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place by electronic exchange of documents at 10:00 a.m., Eastern time, on a date which shall be no later than three (3) business days after the satisfaction or waiver (subject to applicable law) of all of the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to in writing by Primary and GBC. The date on which the Closing occurs is referred to as the “Closing Date.”

1.3            Effective Time. On or (if agreed by GBC and Primary) prior to the Closing Date, GBC and Primary shall cause to be filed a certificate of merger with the Secretary of State of the State of Georgia (the “Georgia Secretary”) in accordance with the GBCC (the “Certificate of Merger”). The Merger shall become effective at such time as specified in the Certificate of Merger in accordance with the relevant provisions of the GBCC, or at such other time as shall be provided by applicable law (such time hereinafter referred to as the “Effective Time”).

1.4            Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the GBCC and this Agreement.

1.5            Charter of Surviving Entity. At the Effective Time, the articles of incorporation of GBC, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Entity until thereafter amended in accordance with applicable law.

1.6            Bylaws of Surviving Entity. At the Effective Time, the bylaws of GBC, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Entity until thereafter amended in accordance with applicable law.

1.7            Tax Consequences. It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a plan of reorganization for the purposes of Sections 354 and 361 of the Code.

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Article II

EFFECT ON CAPITAL STOCK; EXCHANGE OF SHARES

2.1            Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of GBC, Primary, or the Subsidiaries or shareholders of any of the foregoing, the shares of the constituent corporations to the Merger shall be converted as follows:

(a)            Each share of capital stock of GBC issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time and shall not be affected by the Merger.

(b)            Each share of Primary Common Stock issued and outstanding immediately prior to the Effective Time, except for the Cancelled Shares (as defined below) and shares with respect to which the holder has properly exercised dissenters’ rights pursuant to Article 13 of the GBCC (the “Dissenters’ Shares”), shall be converted into the right to receive the Per Share Merger Consideration, which shall be payable to the holder thereof, in the manner provided in this Article II.

(c)            Any shares of Primary Common Stock that are owned immediately prior to the Effective Time by Primary, GBC or their respective Subsidiaries (in each case, other than (i) shares of Primary Common Stock held in a fiduciary capacity that are beneficially owned by third parties and (ii) shares of Primary Common Stock held, directly or indirectly, in respect of a debt contracted) shall be cancelled and shall cease to exist and no Per Share Merger Consideration shall be payable or delivered in exchange therefor (the “Cancelled Shares”).

2.2            Treatment of Primary Options.

(a)            Each unexpired, outstanding, and unexercised option to acquire shares of Primary Common Stock (collectively, the “Primary Options”), whether vested or unvested, shall, automatically and without any further action on the part of any holder thereof, be cancelled at the Effective Time and converted automatically into the right to receive, at the election of the holder, as provided by written notice of Primary to GBC not less than thirty (30) days prior to Closing (the “Option Election Notice”), and conditioned upon the holder thereof executing and delivering to Primary and GBC an option holder settlement and release agreement in the form attached hereto as Exhibit C (collectively, the “Option Holder Release Agreements”), either of the three following forms of consideration:

(1)            An amount in cash, without interest, equal to the product of (x) the number of shares of Primary Common Stock subject to such Primary Option immediately prior to the Effective Time times (y) the excess, if any, of the Per Share Cash Consideration over the exercise price of such Primary Option (the “Option Cancellation Payment”); provided that if the exercise price is equal to or greater than the Per Share Cash Consideration, such Primary Option shall be canceled without the payment of any cash or other consideration. GBC shall deliver, or cause to be delivered, the Option Cancellation Payment to each such holder of a Primary Option no later than the fifth (5th) Business Day following the Effective Time. Option Cancellation Payments to the holders of the Primary Options shall be subject to applicable withholding under the Code, or any provision of state, local or foreign Tax Law, with respect to the making of such payment; or

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(2)            An option (each a “Rollover Option”) to purchase a number of shares of GBC Common Stock equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Primary Common Stock subject to such Primary Option immediately prior to the Effective Time times (y) 0.5870 (the “Exchange Ratio”), at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of the Primary Common Stock of such Primary Option immediately prior to the Effective Time divided by (B) the Exchange Ratio; provided, however, that the exercise price and the number of shares of GBC Common Stock purchasable pursuant to the Rollover Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Primary Option to which Section 422 of the Code applies, the exercise price and the number of shares of GBC Common Stock purchasable pursuant to such Rollover Option shall be subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code provided that GBC makes no assurances that such Rollover Options will satisfy the requirements of Section 422 of the Code. Except as specifically provided above and/or as necessary to effect the foregoing, following the Effective Time, each Rollover Option shall continue to have the same terms, including vesting, as were applicable to such Primary Option immediately prior to the Effective Time (substituting GBC and its subsidiaries for references to Primary and its subsidiaries as applicable), which Rollover Option will be assumed by GBC in connection with GBC’s adoption and assumption of the plans under which the Primary Options were issued following the Effective Time; or

(3)            A number of shares of GBC Common Stock (the “Options Shares”, together with the Rollover Options and the Option Cancellation Payment, the “Option Consideration”) equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Primary Common Stock subject to such Primary Option immediately prior to the Effective Time times (y) the Exchange Ratio less the number of shares of GBC Common Stock equal to the aggregate exercise price for such Primary Options, assuming a value of $23.00 per share of GBC Common Stock. GBC shall deliver, or cause to be delivered, the Options Shares to each such holder of a Primary Option no later than the fifth (5th) Business Day following the Effective Time. The Options Shares to be issued to such holders of the Primary Options shall be subject to applicable withholding under the Code, or any provision of state, local or foreign Tax Law, with respect to the issuance of such shares, and GBC will withhold, or cause to be withheld, from such issuance that number of Options Shares (rounded up to the nearest whole number) that equals the applicable withholdings, assuming a value of $23.00 per share of GBC Common Stock.

(b)            All rounding described in this Section 2.2 shall be done on an aggregate basis per Primary Option and any holder of a Primary Option, the adjustment of which results in fractional shares, shall be entitled to a cash payment under this Agreement in respect of such fractional share equal to the Fractional Share Cash-in-Lieu Amounts, subject to applicable withholding under the Code, or any provision of state, local or foreign Tax Law, with respect to the making of such payment.

(c)            Prior to the Effective Time, conditioned upon the Closing, Primary and the Board of Directors of Primary shall adopt any resolutions and take any actions that are necessary to effect the treatment of the Primary Options pursuant to this Section 2.2, including the vesting of any Primary Option that is unvested immediately prior to the Effective Time to fully vest and receipt from the holders of the Primary Options of the executed Option Holder Release Agreements, no later than thirty (30) days prior to the Closing Date.

(d)            Prior to the Effective Time, conditioned upon the Closing, GBC and the Board of Directors of GBC shall adopt any resolutions and take any actions that are necessary to effect the issuance of the Rollover Options at the Effective Time and cause the issuance of the Rollover Options and any securities to be issued upon exercise of a Rollover Option to be issued in compliance with applicable federal and state securities laws.

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(e)            In the event that any holder of Primary Options does not make an election or if his or her election is not timely delivered or properly completed, such holder will be treated as electing to receive Option Shares pursuant to Section 2.2(a)(3).

2.3           Election and Allocation Procedures.

(a)            Election.

(i)            No later than ninety (90) days following the date of this Agreement, GBC shall appoint an exchange agent (the “Exchange Agent”), which is acceptable to Primary in its reasonable discretion, for the payment and exchange of the Merger Consideration.

(ii)            Holders of record of Primary Common Stock may elect to receive either shares of GBC Common Stock, cash, or a combination thereof in exchange for their shares of Primary Common Stock; provided, however, that the aggregate number of shares of Primary Common Stock to be converted into the right to receive the Per Share Cash Consideration pursuant to this Section 2.3(a) shall not exceed the Cash Election Threshold.

(iii)            An election form (“Election Form”), together with a letter of transmittal as described in Section 2.5(b), shall be mailed no less than thirty (30) days prior to the Election Deadline (such date of mailing, the “Mailing Date”), to each holder of record of one or more shares of Primary Common Stock (each, a “Holder”) as of five (5) Business Days prior to the Mailing Date, permitting such Holder, subject to the allocation and election procedures set forth in this Section 2.3, (1) to specify the number of shares of Primary Common Stock owned by such Holder with respect to which such Holder desires to receive the Per Share Cash Consideration (a “Cash Election” and such shares subject to a Cash Election, the “Cash Election Shares”), (2) to specify the number of shares of Primary Common Stock owned by such Holder with respect to which such Holder desires to receive the Per Share Stock Consideration (a “Stock Election” and such shares subject to a Stock Election, the “Stock Election Shares”), or (3) to indicate that such record Holder has no preference as to the receipt of the Per Share Cash Consideration or the Per Share Stock Consideration for their shares of Primary Common Stock held by such Holder. Holders of record of shares of Primary Common Stock who hold such shares as nominees, trustees or in other representative capacities may submit multiple Election Forms, provided that each such Election Form covers all the shares of Primary Common Stock held by each representative for a particular beneficial owner. Any shares of Primary Common Stock with respect to which the Holder thereof shall not, as of the Election Deadline, have made an election by submission to the Exchange Agent of an effective, properly completed Election Form or for which the Holder has indicated no preference as to the receipt of the Per Share Cash Consideration or Per Share Stock Consideration shall be deemed “Non-Election Shares.” GBC shall make available one or more Election Forms as may reasonably be requested in writing from time to time by all persons who become holders (or beneficial owners) of Primary Common Stock between the record date for the initial mailing of Election Forms and the close of business on the business day prior to the Election Deadline, and GBC shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

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(iv)            An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline accompanied by one or more certificates that immediately prior to the Effective Time represented shares of Primary Common Stock (or Primary Bank capital stock, to the extent the holder failed to exchange his, her or its certificate in connection with reorganization of Primary Bank into a holding company structure) (each, a “Primary Stock Certificate”) (or customary affidavits and indemnification regarding the loss or destruction of such Primary Stock Certificates or the guaranteed delivery of such Primary Stock Certificates) representing all the shares of Primary Common Stock covered by such Election Form. Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent at or prior to the Election Deadline. The Primary Stock Certificate(s) relating to any revoked Election Form shall be promptly returned without charge to the person submitting the Election Form to the Exchange Agent. In addition, if a Holder either (1) does not submit a properly completed Election Form in a timely fashion or (2) revokes its Election Form prior to the Election Deadline and fails to file a new properly completed Election Form before the Election Deadline, such shares shall be designated Non-Election Shares. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation, or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive.

(b)            Allocation. No later than five (5) Business Days after the Effective Time, GBC shall cause the Exchange Agent to effect the allocation among the Holders of rights to receive the Per Share Cash Consideration and/or the Per Share Stock Consideration, which shall be effected by the Exchange Agent in accordance with the terms of this Section 2.3(b). In order to ensure that the Cash Election Threshold is not exceeded, the parties hereby agree that the Exchange Agent, in applying the allocation rules set forth herein, shall have reasonable discretion to round calculations in order to accomplish such purpose and each good faith determination made by the Exchange Agent regarding such matters shall be binding and conclusive. For all purposes under this Section 2.3(b), in making the determination with respect to the allocation of the Merger Consideration, shares of Primary Common Stock that are subject to the Fractional Share Cash-in-Lieu Amounts provision of Section 2.3(c), that are Ineligible Shares (as defined below), that are Dissenters’ Shares subject to the provisions of Section 2.4, shall be treated as Cash Election Shares.

(i)             Oversubscription of Cash Election Shares. If the aggregate number of Cash Election Shares (the “Cash Election Number”) is greater than the Cash Election Threshold, then, at the Effective Time: (1) each Stock Election Share and Non-Election Share shall be converted into the right to receive (subject to Sections 2.3(c)) the Per Share Stock Consideration; and (2) each Cash Election Share shall be converted into the right to receive (A) the Per Share Cash Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such Holder by (y) the fraction, the numerator of which is the Cash Election Threshold and the denominator of which is the Cash Election Number, and (B) the Per Share Stock Consideration in respect of the remainder of such Holder’s Cash Election Shares that were not converted into the right to receive the Per Share Cash Consideration pursuant to clause (A) above.

(ii)            No Oversubscription of Cash Election Shares. If the Cash Election Number is less than or equal to the Cash Election Threshold, then at the Effective Time: (1) all Stock Election Shares and Non-Election Shares shall be converted into the right to receive the Per Share Stock Consideration (subject to Sections 2.3(c)) and (2) all Cash Election Shares shall be converted into the right to receive the Per Share Cash Consideration.

(c)            Notwithstanding any other provisions of this Agreement, each Primary shareholder who would otherwise have been entitled under this Agreement to receive a fraction of a share of GBC Common Stock (after taking into account all Primary Stock Certificates delivered by such Primary shareholder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of GBC Common Stock multiplied by $23.00 (the “Fractional Share Cash-in-Lieu Amounts”). No Primary shareholder receiving Fractional Share Cash-in-Lieu Amounts for any Primary Common Stock will be entitled to any dividends declared by GBC in respect of such shares, nor will such holder be entitled to voting rights, or any other rights as a shareholder of GBC in respect of any such shares.

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(d)            Notwithstanding any other provisions of this Agreement, if and to the extent that GBC determines that it is necessary or advisable in order to prevent a violation of the laws and regulations of any such state in which the necessary state securities law or “blue sky” permits and approvals, if any, required to carry out the contemplated transactions are not timely obtained, Primary Common Stock held by Primary shareholders residing in such states (“Ineligible Shares”) shall be ineligible to receive the Per Share Stock Consideration and shall instead receive the Per Share Cash Consideration. The Exchange Agent shall convert any Ineligible Shares for which the Holder of such shares has made a Stock Election to a Cash Election Share and shall not have any obligation to provide notice of such conversion to the Holder of such Ineligible Shares.

2.4            Dissenting Shareholders. Any holder of Dissenters’ Shares shall not be entitled to any Merger Consideration in respect of such shares, but instead shall be entitled to receive from the Surviving Entity or its successor the value of such shares in cash as determined pursuant to applicable law; provided, that no such payment shall be made to any such dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the GBCC and surrendered to Primary or the Surviving Entity the Primary Stock Certificate(s) representing the shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of Primary fails to perfect, or effectively withdraws or loses, such holder’s right to appraisal of and payment for such holder’s Dissenter Shares, GBC or the Surviving Entity shall issue and deliver to such holder of shares of Primary Common Stock, upon surrender by such holder of such holder’s Primary Stock Certificate(s), an amount of cash (without interest) equal to the Per Share Cash Consideration multiplied by the number of shares represented by such surrendered Primary Stock Certificate(s).

2.5            Payment Procedures.

(a)            At or prior to the Effective Time, GBC shall authorize the issuance of and shall deposit, or shall cause to be deposited with the Exchange Agent, for the benefit of the Primary shareholders for exchange in accordance with this Article II a sufficient number of shares of GBC Common Stock and cash for payment of the Merger Consideration pursuant to this Article II (such amount of cash and shares of GBC Common Stock, together with any dividends or distributions with respect thereto paid after the Effective Time, are referred to in this Article II as the “Conversion Fund”).

(b)            As provided in Section 2.3(a)(iii)  and, within five (5) business days after the Closing Date for each Primary shareholder that did not tender its Primary Stock Certificate on or before the Election Deadline pursuant to Section 2.3(a), GBC shall cause the Exchange Agent to mail to each holder of record of one or more Primary Stock Certificates the letter of transmittal and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Primary Stock Certificates shall pass, only upon proper delivery of such Primary Stock Certificates to the Exchange Agent) for use in effecting the surrender of Primary Stock Certificates pursuant to this Agreement. GBC or its Exchange Agent will maintain a book entry list of GBC Common Stock to which each former holder of Primary Common Stock is entitled. Certificates evidencing GBC Common Stock into which Primary Common Stock has been converted will not be issued.

(c)            No interest will be paid or accrued on any portion of the Merger Consideration deliverable upon surrender of a Primary Stock Certificate.

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(d)            Any portion of the Conversion Fund that remains unclaimed by the former Primary shareholders twelve (12) months after the Effective Time shall be paid to the Surviving Entity, or its successors in interest. Any former Primary shareholders who have not theretofore complied with this Section 2.5 shall thereafter look only to the Surviving Entity, or its successors in interest, for the Merger Consideration, as well as any accrued and unpaid dividends or distributions on shares of GBC Common Stock deliverable in respect of each former share of Primary Common Stock such holder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Entity, the Exchange Agent or any other person shall be liable to any former Primary shareholder for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by former holders of shares of Primary Common Stock immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Entity shall, to the extent permitted by applicable law, become the property of the Surviving Entity, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

(e)            In the event any Primary Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Primary Stock Certificate to be lost, stolen or destroyed and, if required by the Surviving Entity, the posting by such person of a bond in such amount as the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Primary Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Primary Stock Certificate, and in accordance with this Section 2.5, shares of GBC Common Stock and/or cash constituting the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

(f)            If, between the date of this Agreement and the Effective Time, the outstanding shares of GBC Common Stock shall have been changed into a different number of shares or into a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the conversion price in the GBC Common Stock shall be adjusted appropriately to provide the holders of Primary Common Stock the same economic effect as contemplated by this Agreement prior to such event.

(g)            Each of Primary, GBC and the Exchange Agent shall be entitled to deduct and withhold from the Per Share Merger Consideration otherwise payable pursuant to this Agreement to any Primary shareholder such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that any amounts are so withheld by Primary, GBC or the Exchange Agent, as the case may be, and timely remitted to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Primary shareholder on whose behalf such deduction and withholding was made by Primary, GBC or the Exchange Agent, as the case may be. At least three (3) business days in advance of the Closing Date, GBC shall provide written notice to Primary of any such intended withholding (other than any withholding on amounts properly treated as wages for U.S. federal income tax purposes); provided, further, GBC shall use commercially reasonable efforts to cooperate with Primary in its efforts to obtain reduction of or relief from any such withholding obligation to the extent permitted under applicable law. Additionally, at or immediately prior to the Closing, Primary shall provide to GBC (i) a notice to the Internal Revenue Service (the “IRS”), in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) dated as of the Closing Date, together with written authorization for GBC to deliver such notice to the IRS on behalf of Primary after the Closing, and (ii) a certificate, stating interests in Primary are not “United States real property interests” as defined in Section 897(c) of the Code for the applicable period described in Section 897(c)(1)(A)(ii) of the Code, prepared in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, each in form and substance reasonably satisfactory to GBC and validly executed by a duly authorized officer of Primary.

(h)            The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. GBC shall pay all charges and expenses, including those of the Exchange Agent, in connection with the distribution of the consideration provided in this Article II.

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2.6            Rights of Former Primary Shareholders. After the Effective Time, there shall be no transfers of Primary Common Stock on the stock transfer books of Primary, and no transfer of Primary Common Stock by any such holder shall thereafter be made or recognized. No dividends or other distributions declared with respect to GBC Common Stock and payable to the holders of record thereof after the Effective Time shall be paid to the holder of any unsurrendered Primary Stock Certificate until the holder thereof shall surrender such Primary Stock Certificate in accordance with this Article II. Promptly after the surrender of a Primary Stock Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which theretofore had become payable with respect to shares of GBC Common Stock into which the Primary Common Stock represented by such Primary Stock Certificate were converted at the Effective Time pursuant to Section 2.1. No holder of an unsurrendered Primary Stock Certificate shall be entitled, until surrender of such Primary Stock Certificate, to vote the shares of GBC Common Stock into which such holder’s Primary Common Stock shall have been converted until the holder thereof shall surrender such Primary Stock Certificate in accordance with this Article II. Until surrendered for exchange in accordance with the provisions of Article II, each Primary Stock Certificate theretofore representing Primary Common Stock (other than Cancelled Shares and Dissenters’ Shares) shall from and after the Effective Time represent for all purposes only the right to receive the Per Share Merger Consideration provided in this Article II in exchange therefor, subject, however, to the Surviving Entity’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by Primary in respect of such Primary Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time.

Article III

REPRESENTATIONS AND WARRANTIES OF PRIMARY

Except as disclosed in the disclosure schedule delivered by Primary to GBC concurrently herewith (the “Primary Disclosure Schedule”) (it being understood that (i) no item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Primary Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Primary that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect, and (iii) any disclosures made with respect to a section of this Article III shall be deemed to qualify (1) any other section of this Article III specifically referenced or cross-referenced, and (2) other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections), Primary hereby represents and warrants to GBC as follows:

3.1            Corporate Organization.

(a)            Primary is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia, is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”) and has not elected to be treated as a financial holding company under the BHC Act. Primary has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted in all material respects. Primary is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Primary. True and complete copies of the articles of incorporation of Primary (the “Primary Articles”), and the amended and restated bylaws of Primary (the “Primary Bylaws”), in each case, as in effect as of the date of this Agreement, have previously been made available by Primary to GBC.

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(b)            Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Primary, each Subsidiary of Primary (a “Primary Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing, and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of Primary or any Subsidiary of Primary to pay dividends or distributions except, in the case of Primary or a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities. Primary Bank is the only depository institution Subsidiary of Primary, and the deposit accounts of Primary Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950 (the “FDI Act”)) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 3.1(b) of the Primary Disclosure Schedule sets forth a true, correct and complete list of all Subsidiaries of Primary as of the date hereof. No Subsidiary of Primary is in violation of any of the provisions of its articles or certificate of incorporation or bylaws (or comparable organizational documents). True and complete copies of the organizational documents of Primary Bank as in effect as of the date of this Agreement have previously been made available by Primary to GBC. There is no person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of Primary other than the Primary Subsidiaries.

3.2            Capitalization.

(a)            The authorized capital stock of Primary consists of 100,000,000 shares of common stock, par value $5.00 per share (“Primary Common Stock”), and 10,000,000 shares of preferred stock, par value $5.00 per share. As of October 4, 2024, there were: (i) 1,788,797 shares of Primary Common Stock issued and outstanding, (ii) no shares of preferred stock of Primary and (iii) Primary Options to purchase 503,779 shares of Primary Common Stock. All the issued and outstanding shares of Primary Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Primary may vote. Except for the Primary Options there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to or purchase, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in Primary, or contracts, commitments, understandings or arrangements by which Primary may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in Primary, or that otherwise obligate Primary to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing (collectively, “Primary Securities”). Except for the Primary Options, no equity-based awards (including any cash awards where the amount of payment is determined, in whole or in part, based on the price of any capital stock of Primary or any of its Subsidiaries) are outstanding. No Primary Subsidiary owns any capital stock of Primary. There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which Primary or any of its Subsidiaries is a party with respect to the voting or transfer of Primary Common Stock, capital stock or other voting or equity securities or ownership interests of Primary or granting any shareholder or other person any registration rights.

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(b)            Except as would not, either individually or in the aggregate, reasonably be expected to be material to Primary, Primary owns, directly or indirectly, all the issued and outstanding shares of capital stock or other equity ownership interests of each of the Primary Subsidiaries, free and clear of any liens, claims, title defects, mortgages, pledges, charges, and security interests whatsoever, and any other encumbrances securing a payment or the performance of an obligation (collectively, “Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Other than the shares of capital stock or other equity ownership interests described in the previous sentence, there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of capital stock or other voting or equity securities of or ownership interests in any Primary Subsidiary, or contracts, commitments, understandings or arrangements by which any Primary Subsidiary may become bound to issue additional shares of its capital stock or other equity or voting securities or ownership interests in such Primary Subsidiary, or otherwise obligating any Primary Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any of the foregoing.

3.3            Authority; No Violation.

(a)            Primary has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the Bank Merger have been duly and validly approved by the Board of Directors of Primary. The Board of Directors of Primary has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of Primary and its shareholders, has adopted and approved this Agreement and the transactions contemplated hereby (including the Merger and the Bank Merger), and has directed that this Agreement be submitted to Primary’s shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect. The execution and delivery of the Bank Merger Agreement has been duly and validly approved by the Board of Directors of Primary and the Board of Directors of Primary Bank. Both the Board of Directors of Primary and the Board of Directors of Primary Bank have determined that the Bank Merger, on the terms and conditions set forth in the Bank Merger Agreement, is advisable and in the best interests of Primary Bank and Primary as its sole shareholder. Except for the approval of this Agreement by the affirmative vote of a majority of all the votes entitled to be cast on such matter by the holders of Primary Common Stock (the “Requisite Primary Vote”), and the approval of the Bank Merger Agreement by Primary as Primary Bank’s sole shareholder, no other corporate proceedings on the part of Primary are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Primary and (assuming due authorization, execution and delivery by GBC) constitutes a valid and binding obligation of Primary, enforceable against Primary in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, forbearance, moratorium, reorganization or similar laws of general applicability affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).

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(b)            Neither the execution and delivery of this Agreement by Primary nor the consummation by Primary of the transactions contemplated hereby (including the Merger and the Bank Merger), nor compliance by Primary with any of the terms or provisions hereof, will (i) violate any provision of the Primary Articles, the Primary Bylaws or the organizational documents of any Primary Subsidiary, or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Primary or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Primary or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Primary or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Primary.

3.4            Consents and Approvals. Except for (a) the Fairness Determination, (b) the filing of any required applications, filings, waiver requests and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve”) under the BHC Act and approval or waiver of such applications, filings, waiver requests and notices, (c) the filing of any required applications, filings and notices, as applicable, with the FDIC under the Bank Merger Act of 1960 and approval or waiver of such applications, filings and notices, (d) the filing of any required applications, filings and notices, as applicable, with the Georgia Department of Banking and Finance (the “DBF”) and approval or waiver of such applications, filings and notices, (e) the filing of any required applications, filings and notices, as applicable, with each Applicable Agency (as defined below) and the receipt of any required consents or approvals from each Applicable Agency, (f) those additional applications, filings and notices, if any, listed on Section 3.4 of the Primary Disclosure Schedule or Section 4.4 of the GBC Disclosure Schedule and approval of such applications, filings and notices, (g) the filing of the Certificate of Merger with the Georgia Secretary pursuant to the GBCC, (h) the filing of the Bank Merger Certificate with the applicable Governmental Entity as required by applicable law, and (i) such filings and approvals as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of the shares of GBC Common Stock pursuant to this Agreement, no consents or approvals of or filings or registrations with any court, administrative agency or commission, Regulatory Agency or other governmental or regulatory authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (i) the execution and delivery by Primary of this Agreement or (ii) the consummation by Primary of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, Primary has no knowledge of any reason why the necessary regulatory approvals and consents will not be received by Primary to permit consummation of the Merger and the Bank Merger on a timely basis. As used herein, “Applicable Agencies” means the United States Department of Agriculture and the Small Business Administration.

3.5            Reports. Primary and each of its Subsidiaries have timely filed (or furnished, as applicable) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2022 with (i) any state regulatory authority, (ii) the Federal Reserve, (iii) the DBF, (iv) the FDIC, (v) any foreign regulatory authority, and (vi) any self-regulatory organization (an “SRO”) (clauses (i) – (vi), collectively “Regulatory Agencies”), including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Primary. Subject to Section 9.15, except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Primary and its Subsidiaries, no Regulatory Agency or governmental agency or authority has initiated or has pending any proceeding or, to the knowledge of Primary, investigation into the business or operations of Primary or any of its Subsidiaries since January 1, 2022, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Primary. Subject to Section 9.15, there (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Primary or any of its Subsidiaries, and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Primary or any of its Subsidiaries since January 1, 2022, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Primary.

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3.6            Financial Statements.

(a)            Primary has furnished to GBC true and complete copies of (i) the consolidated balance sheet of Primary and Primary Bank as of December 31, 2021, December 31, 2022 and December 31, 2023, and the related consolidated statements of operations, shareholders’ equity, and cash flows of Primary and Primary Bank, together with all related notes and schedules thereto, accompanied by the reports thereon of Primary’ independent auditors for the years ended as of such dates, and (ii) the unaudited financial statements of Primary and Primary Bank for the six months ended June 30, 2024 (collectively, the “Primary Financial Statements”). The Primary Financial Statements (including the related notes) complied as to form, as of their respective dates, in all material respects with applicable accounting requirements, have been prepared according to GAAP applied on a consistent basis during the periods and at the dates involved (except as may be indicated in the notes thereto), fairly present, in all material respects, the financial condition of Primary and its Subsidiaries, as applicable, at the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to notes and normal year-end adjustments that were not material in amount or effect).

(b)            Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Primary, neither Primary nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Primary for the fiscal quarter ended June 30, 2024 included in the Primary Financial Statements or liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2024 or in connection with this Agreement and the transactions contemplated hereby.

(c)            Primary or Primary Bank has filed all required Reports of Condition and Income (“Call Reports”) since January 1, 2022 for Primary Bank. The Call Reports fairly present, in all material respects, the financial position of Primary Bank and the results of its operations at the date and for the period indicated in that Call Report in conformity with the instructions to the Call Report. Since January 1, 2022, Primary Bank has calculated its allowance for credit losses (“ACL”) (or allowance for loan and lease losses (“ALLL”) prior to the promulgation of the Interagency Policy Statement on the Allowance of Credit Losses) in accordance with (i) GAAP (ii) the Interagency Policy Statement on the Allowance for Credit Losses (or the Interagency Policy Statement on the Allowance of Loan and Lease Losses prior to the promulgation of the Interagency Policy Statement on the Allowance of Credit Losses) and (iii) all applicable rules and regulations, and, in the reasonable opinion of management, the ACL is reasonably likely to be to be adequate in all material respects.

(d)            Since January 1, 2022, (i) neither Primary, Primary Bank, or their respective Subsidiaries nor, to the knowledge of Primary, any director, officer, employee, auditor, accountant or representative of Primary or its Subsidiaries has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Primary or its Subsidiaries or their respective internal accounting controls relating to periods after January 1, 2022, including any material complaint, allegation, assertion or claim that Primary or its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) to the knowledge of Primary, no attorney representing Primary or its Subsidiaries, whether or not employed by Primary or its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation, relating to periods after January 1, 2022, by Primary or its Subsidiaries or any of their officers, directors, employees or agents to the Board of Directors of Primary or the Board of Directors of Primary Bank (or any committee thereof) or to any director or officer of Primary, Primary Bank, or their respective Subsidiaries.

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(e)            Neither Primary nor its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among Primary and its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangement”), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Primary or its Subsidiaries in Primary’ or its Subsidiaries’ financial statements.

3.7            Broker’s Fees. With the exception of the engagement of Performance Trust Capital Partners, neither Primary nor any Primary Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement. Primary has disclosed to GBC as of the date hereof the material terms, including the payment of fees, of Primary’s engagement of Performance Trust Capital Partners related to the Merger and the other transactions contemplated hereunder.

3.8            Absence of Certain Changes or Events.

(a)            Since December 31, 2023, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Primary.

(b)            Since December 31, 2023 through the date of this Agreement, Primary and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

3.9            Legal and Regulatory Proceedings.

(a)            Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on Primary, neither Primary nor any of its Subsidiaries is a party to any, and there are no outstanding or pending or, to the knowledge of Primary, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Primary or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)            Except as would not reasonably be expected to, either individually or in the aggregate, be material to Primary, there is no injunction, order, judgment, decree, or regulatory restriction imposed upon Primary, any of its Subsidiaries or the assets of Primary or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Entity or any of its affiliates).

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3.10         Taxes and Tax Returns.

(a)            Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on Primary: each of Primary and its Subsidiaries has duly and timely filed (including all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct and complete; neither Primary nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return (other than extensions to file Tax Returns obtained in the ordinary course); all Taxes of Primary and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid; each of Primary and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party; each of Primary and its Subsidiaries have withheld and timely paid all Taxes required to have been withheld and paid with respect to, and have complied with, all information reporting, backup withholding, and nonresident withholding requirements; neither Primary nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect (other than extension or waiver granted in the ordinary course of business); neither Primary nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any Tax of Primary and its Subsidiaries or the assets of Primary and its Subsidiaries; neither Primary nor any of its Subsidiaries in the last three (3) years has requested or become bound by any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes; neither Primary nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Primary and its Subsidiaries); neither Primary nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return for which the statute of limitations is open (other than a group the common parent of which was Primary), or (B) has any liability for the Taxes of any person (other than Primary or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) or otherwise as a transferee or successor.

(b)            No written claim has ever been made by a Governmental Entity in a jurisdiction where Primary and its Subsidiaries do not file Tax Returns that it is or may be subject to taxation by, or required to file a Tax Return in, that jurisdiction. There are no liens for Taxes (other than statutory liens for Taxes not yet due and payable) upon any assets of Primary or any of its Subsidiaries.

(c)            Neither Primary nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Primary and each of its Subsidiaries have disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(d)            Neither Primary nor any of its Subsidiaries will be required to include any material item in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing date; or (v) prepaid amount received on or prior to the Closing Date.

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(e)            Neither Primary nor any of its Subsidiaries has been, within the past five (5) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither Primary nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(f)            Neither Primary nor any of its Subsidiaries has deferred the payment of any Tax or claimed or received any Tax refund or credit pursuant to the Coronavirus Aid, Relief, and Economic Security Act, any similar statutory relief, or any other Tax legislation related to the COVID-19 pandemic or pursuant to any written agreement with a Governmental Entity that remains unpaid.

3.11          Employees.

(a)            Each Primary Benefit Plan (as defined below) has been established, maintained, funded, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. Neither Primary nor any of its Subsidiaries has taken any corrective action or made any filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any Primary Benefit Plan in respect of any documentary or operational failure that has not been properly and fully corrected in accordance with the applicable correction program. Neither Primary, any of its Subsidiaries nor any Primary ERISA Affiliate has incurred, and, to the knowledge of Primary, no facts exist which reasonably could be expected to result in, any liability (direct or indirect, contingent or otherwise) to Primary or any Subsidiary with respect to any Primary Benefit Plan including without limitation, any liability, tax, penalty or fee under ERISA, the Code or any other applicable laws (other than to pay premiums, contributions or benefits in the ordinary course consistent with the terms of such plans). For purposes of this Agreement, the term “Primary Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all equity, bonus or incentive, deferred compensation, retiree medical or life insurance, retirement, supplemental retirement, severance, termination, change in control, retention, employment, welfare, medical, disability, fringe or other benefit plans, programs, agreements, contracts, policies, arrangements or remuneration of any kind with respect to which Primary or any Subsidiary or any other entity, trade or business, whether or not incorporated, which together with Primary or any Subsidiary would, at any relevant time, be deemed a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA (a “Primary ERISA Affiliate”), is a party or has any current or future obligation or liability, contingent or otherwise, or that are maintained, contributed to (or required to be contributed to) or sponsored by Primary, any of its Subsidiaries or any Primary ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of Primary, any of its Subsidiaries or any Primary ERISA Affiliate or the spouses, dependents and/or beneficiaries of any of the foregoing.

(b)            Section 3.11(b) of the Primary Disclosure Schedule sets forth a true, correct and complete list of all material Primary Benefit Plans. Primary has made available to GBC true, correct and complete copies of each material Primary Benefit Plan and any related trust or other funding vehicle or insurance policy, and the following related documents, to the extent applicable: (i) all summary plan descriptions, amendments, modifications or supplements, (ii) the most recent annual report (Form 5500) filed with the IRS, (iii) the most recently received IRS determination letter from the IRS or the opinion letter issued to the prototype sponsor with respect to each such Primary Benefit Plan intended to qualify under Section 401 of the Code, (iv) the most recently prepared actuarial report, (v) all contracts with any parties providing services or insurance to such plan, (vi) copies of material correspondence relating to any Primary Benefit Plan in the last three (3) years with all Governmental Entities, (vii) the IRS Forms 1094-C and 1095-C filed with the IRS and provided to employees for the past three years, and (viii) such other documentation with respect to any such Primary Benefit Plan as is reasonably requested by GBC. None of the Primary Benefit Plans are subject to or governed by the Laws of any jurisdiction other than the United States. No “employer” within the meaning of Section 3(5) of ERISA that is not a Primary ERISA Affiliate, other than Primary and its Subsidiaries, participates in any Primary Benefit Plan

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(c)            The IRS has issued a favorable determination letter or opinion with respect to each Primary Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Primary Qualified Plans”), and the related trust, which letter or opinion has not been revoked (nor, to the knowledge of Primary, has revocation been threatened), and each such Primary Qualified Plan is so qualified and the trusts maintained thereunder that are intended to be exempt from taxation under Section 501(a) of the Code are so exempt, and, to the knowledge of Primary, there are no existing circumstances and no events have occurred or are threatened that would reasonably be expected to adversely affect the qualified status of any Primary Qualified Plan or the tax-exempt status of the related trust.

(d)            Neither Primary, any of its Subsidiaries nor any Primary ERISA Affiliate maintains, sponsors, contributes to or is obligated to contribute to, or within the prior ten (10) years, or has any obligation or liability, contingent or otherwise, to contribute to, or has or has ever had any liability, contingent or otherwise, under or with respect to (i) a “defined benefit plan,” as defined in Section 3(35) of ERISA, (ii) a pension plan within the meaning of Section 3(2) of ERISA that is covered by Title IV of ERISA and/or subject to the minimum funding standards of Section 302 of ERISA, Title IV of ERISA or Section 412, 430 or 4971 of the Code, (iii) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA, or (iv) a trust that is intended to meet the requirements of Section 501(c)(9) of the Code.

(e)            Except as set forth in Section 3.11(e) of the Primary Disclosure Schedule, neither Primary, any of its Subsidiaries nor any Primary ERISA Affiliate maintains, sponsors, contributes to or is obligated to contribute to, or has any obligation or liability, contingent or otherwise, to contribute to, or has or has ever had any liability, contingent or otherwise, under or with respect to (i) a “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA or (ii) a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 4063, 4064 or 4066 of ERISA.

(f)             Except as set forth in Section 3.11(f) of the Primary Disclosure Schedule, no Primary Benefit Plan provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or spouses, beneficiaries or dependents thereof, except as required by Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA or similar provisions of any state laws for which the recipient pays the full premium therefor on an after-tax basis. The aggregate liabilities of Primary and its Subsidiaries for such post-employment or post-retirement health or medical or life insurance benefits has been reported properly in the Primary Financial Statements, and Primary has the authority and legal right to terminate such post-employment or post-retirement coverage on a prospective basis, without incurring any further liabilities or obligations, except with respect to any benefits required under Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA or similar provisions of any state laws for which the recipient pays the full premium therefor on an after-tax basis.

(g)            All payments, premiums, contributions, remittances and reimbursements required to be made with respect to any Primary Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Primary Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Primary. There are no outstanding defaults or violations by any party to any Primary Benefit Plan, and no taxes, penalties or fees are owing under any Primary Benefit Plan. All reports and information relating to each Primary Benefit Plan required to be filed with any Governmental Entity have been timely filed, all reports and information relating to each Primary Benefit Plan required to be disclosed or provided to participants or their dependents or beneficiaries have been timely disclosed or provided, and, in each case, all information and disclosures contained therein were true, correct and complete in all material respects when disclosed.

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(h)            Each Primary Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Code Section 409A and not otherwise exempt from Section 409A of the Code has been maintained in writing, and operated and administered, in compliance with the requirements of Code Section 409A to the extent applicable.

(i)             There are no pending or threatened claims (other than claims for benefits in the ordinary course consistent with the terms of the plan), lawsuits, audits, investigations or arbitrations which have been asserted or instituted, and, to Primary’ knowledge, no set of circumstances exists which may reasonably be expected to give rise to a claim, lawsuit, audit, investigation or arbitration against any Primary Benefit Plan, any trustees or fiduciaries thereof with respect to their duties to any Primary Benefit Plan, any of Primary, any Subsidiary or Primary ERISA Affiliate or any director, officer, or employee thereof, or the assets of any Primary Benefit Plan (in trust or otherwise), in respect of any Primary Benefit Plan which would have a Material Adverse Effect.

(j)             None of Primary, any of its Subsidiaries, any Primary ERISA Affiliate, nor, to the knowledge of Primary, any director, officer of employee thereof, or any other party in interest or disqualified person (as defined in Section 4975 of the Code or Section 406 of ERISA), has engaged in any nonexempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) in respect of any Primary Benefit Plan.

(k)            Primary and its Subsidiaries have complied, in all material respects, with the applicable provisions of the Affordable Care Act of 2010 and the Health Care and Education Reconciliation Act of 2010 (collectively, the “ACA”) including all provisions of the ACA applicable to their employees, including the employer shared responsibility provisions relating to the offer of “minimum essential coverage” to “full-time” employees that is “affordable” and provides “minimum value” (as defined in Code Section 4980H and related regulations) and the applicable employer information reporting provisions under Code Sections 6055 and 6056 (and all related regulations), and, to the knowledge of Primary, has not incurred, nor, does any condition exist that could reasonably be expected to subject Primary or any of its Subsidiaries, to any liability under Section 4980H of the Code and its governing regulations. Primary, each of its Subsidiaries and each Primary ERISA Affiliate have complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the Code and the regulations thereunder and similar laws.

(l)             Except as set forth in Section 3.11(l) of the Primary Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in the acceleration of vesting, exercisability, funding or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of Primary or any of its Subsidiaries, or result in any limitation on the right of Primary or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Primary Benefit Plan or related trust on or after the Effective Time. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) to any employee, officer, director or other service provider of Primary or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with, related to or associated with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

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(m)           No Primary Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise.

(n)            The transactions contemplated by this Agreement will not cause or require Primary or any of its affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.

(o)            Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Primary, there are no pending or, to Primary’ knowledge, threatened labor grievances or unfair labor practice claims or charges against Primary or any of its Subsidiaries, or any strikes or other labor disputes against Primary or any of its Subsidiaries. Neither Primary nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Primary or any of its Subsidiaries and, there are no pending or, to the knowledge of Primary, threatened organizing efforts by any union or other group seeking to represent any employees of Primary or any of its Subsidiaries.

(p)            Primary and its Subsidiaries are, and have been since January 1, 2022, in compliance with all applicable laws relating to labor and employment, including those relating to labor relations, wages, hours, overtime, employee and contractor classification, discrimination, harassment, retaliation, reasonable accommodation, leaves of absence, employee compensation and benefits, plant closures or layoffs, background checks, drug and alcohol testing, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, unemployment insurance, workers compensation, continuation coverage under group health plans, wage payment and the related payment and withholding of Taxes, except for failures to comply that have not had and would not reasonably be expected to result in any material liability to Primary and its Subsidiaries, taken as a whole.

(q)            In the past five (5) years, neither Primary nor any of the Primary Subsidiaries has entered into a settlement agreement with a current or former officer, an employee or an independent contractor of the Primary or its Subsidiaries that substantially involves allegations relating to sexual harassment by either (i) an executive officer of Primary or its Subsidiaries or (ii) a senior employee of Primary or its Subsidiaries. In the past five (5) years, to the knowledge of Primary, no allegations of sexual harassment have been made against (x) an executive officer of Primary or its Subsidiaries or (y) an employee at the level of Senior Vice President (or any similarly-leveled employee) or above of Primary or its Subsidiaries.

(r)            Each Primary Benefit Plan that is a “pension plan” within the meaning of Section 3(2) of ERISA but is not qualified under Code Section 401(a) is exempt from Parts 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, pursuant to Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, and Primary has made the one-time filing with the Department of Labor with respect to each such plan. No assets of any Primary Benefit Plan are allocated to or held in a “rabbi trust” or similar funding vehicle.

(s)            Each individual who is or has ever been characterized as an employee or independent contractor by Primary or any of its Subsidiaries has been properly classified as such for all purposes, including participation and benefit accrual under each Primary Benefit Plan. All employees of Primary and its Subsidiaries are and have been correctly classified as exempt or nonexempt under the Fair Labor Standards Act and similar state laws, and Primary and its Subsidiaries have not received any notice from any individual or Governmental Entity disputing such classification.

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(t)            The Primary Benefit Plans have been administered in accordance with the Joint Notification of Extensions of Certain Timeframes for Employee Benefit Plans, Participants and Beneficiaries Affected by the COVID-19 Outbreak, Disaster Relief Notice 2021-01 and the COBRA premium assistance provisions under the American Rescue Plan Act of 2021, including proper recovery of premium credits through the FICA Tax Returns of the Company and/or the Subsidiary, if applicable.

3.12          Compliance with Applicable Law.

(a)            Primary and each of its Subsidiaries hold, and have at all times since January 1, 2022, held, all licenses, registrations, franchises, certificates, variances, permits, charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Primary, and, to the knowledge of Primary, no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit, charter or authorization is threatened.

(b)            Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Primary, Primary and each of its Subsidiaries, since January 1, 2022, have complied with and are not in default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Primary or any of its Subsidiaries, including all laws related to data protection or privacy (including laws relating to the privacy and security of data or information that could reasonably be used to identify any person, or that otherwise constitutes personal data or personal information under applicable law (“Personal Data”)), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, Section 5 of the Federal Trade Commission Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the Interagency Guidance on Third-Party Relationships: Risk Management. the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other law, policy or guideline relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Primary and its Subsidiaries have established and maintain a system of internal controls designed to ensure compliance in all material respects by Primary and its Subsidiaries with applicable financial recordkeeping and reporting requirements of applicable money laundering prevention laws in jurisdictions where Primary and its Subsidiaries conduct business.

(c)            Primary Bank has received an Institution Community Reinvestment Act rating of “satisfactory” or better in its most recently completed Community Reinvestment Act examination and, to the knowledge of Primary, there are no existing facts or circumstances that would negatively affect such rating.

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(d)            Primary maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data and any other material confidential information against any (i) loss or misuse, (ii) unauthorized or unlawful operations performed thereon, or (iii) other act or omission that compromises the security or confidentiality thereof (clauses (i) through (iii), a “Security Breach”). To the knowledge of Primary, Primary has not experienced any Security Breach that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Primary. To the knowledge of Primary, there are no data security or other technological vulnerabilities with respect to its information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Primary.

(e)            Without limitation, none of Primary or any of its Subsidiaries, or to the knowledge of Primary, any director, officer, employee, agent or other person acting on behalf of Primary or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Primary or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Primary or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Primary or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Primary or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for Primary or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Primary or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, except, in each case, as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Primary.

(f)            As of the date hereof, each of Primary and Primary Bank is “well-capitalized” (as such term is defined in the relevant regulation of the institution’s primary federal regulator).

(g)            Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Primary, (i) Primary and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (ii) none of Primary, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, correct and complete and accurately reflect the assets and results of such fiduciary account.

3.13          Certain Contracts.

(a)            Except as set forth in Section 3.13(a) of the Primary Disclosure Schedule, as of the date hereof, neither Primary nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral):

(i)             which contains a provision that materially restricts the conduct of any line of business by Primary or any of its Subsidiaries or upon consummation of the Merger will materially restrict the ability of the Surviving Entity or any of its affiliates to engage or compete in any line of business or in any geographic region (including any non-compete or client or customer non-solicitation requirement);

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(ii)            which is a collective bargaining agreement or similar agreement with any labor organization;

(iii)           any of the benefits of or obligations under which will arise or be increased or accelerated by the occurrence of the execution and delivery of this Agreement, receipt of the Requisite Primary Vote or the announcement or consummation of any of the transactions contemplated by this Agreement, or under which a right of cancellation or termination will arise as a result thereof, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iv)           that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Primary or its Subsidiaries, taken as a whole;

(v)            (A) that relates to the incurrence of indebtedness by Primary or any Primary Subsidiary other than (x) those entered into in the ordinary course of business and (y) deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case, incurred in the ordinary course of business consistent with past practice, and (B) any guaranty of any obligation for the incurrence of indebtedness, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the ordinary course of business, in the case of each of clauses (A) and (B), in the principal amount of $250,000 or more;

(vi)           relating to the lease of real property or personal property having a value in excess of $50,000 in the aggregate;

(vii)          that is a policy of insurance, including fidelity and bond insurance, relating to the Primary;

(viii)         relating to any joint venture, partnership, limited liability company agreement or other similar agreement or arrangement;

(ix)           which relates to capital expenditures and involves future payments in excess of $50,000 in the aggregate;

(x)             which is not terminable on ninety (90) days or less notice and involves the payment of more than $50,000 per annum;

(xi)            that is a settlement, consent or similar agreement and contains any material continuing obligations of Primary or any of its Subsidiaries;

(xii)           that relates to the acquisition or disposition of any person, business or asset and under which Primary or its Subsidiaries have or may have a material obligation or liability;

(xiii)          that relates to the employment or service of any current or former employee, director, officer or other service provider, which is not terminable by Primary or any Subsidiary without penalty or other costs on thirty (30) calendar days’ or less notice, including without limitation employment, consulting, incentive, rendition, change in control, severance, termination pay and similar agreements; or

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(xiv)         that provides for bonuses, incentives, retention, options, pensions, deferred compensation, retirement, profit sharing, equity, fringe benefits or similar compensatory or benefit arrangements with any current or former employees, directors, officers or other service providers.

Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth in the Primary Disclosure Schedule, is referred to herein as a “Primary Contract.” Primary has made available to GBC true, correct and complete copies of each Primary Contract in effect as of the date hereof.

(b)            (1) Each Primary Contract is valid and binding on Primary or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Primary, (2) Primary and each of its Subsidiaries have in all material respects complied with and performed all obligations required to be complied with or performed by any of them to date under each Primary Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Primary, (3) to the knowledge of Primary, each third-party counterparty to each Primary Contract has in all material respects complied with and performed all obligations required to be complied with and performed by it to date under such Primary Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Primary, (4) neither Primary nor any of its Subsidiaries has knowledge of, or has received notice of, any violation of any Primary Contract by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Primary and (5) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of Primary or any of its Subsidiaries, or to the knowledge of Primary, any other party thereto, of or under any such Primary Contract, except where such breach or default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Primary.

3.14          Agreements with Regulatory Agencies. Subject to Section 9.15, neither Primary nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2022, a recipient of any supervisory letter from, or since January 1, 2022, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Primary Disclosure Schedule, a “Primary Regulatory Agreement”), nor has Primary or any of its Subsidiaries been advised in writing, or to Primary’ knowledge, orally, since January 1, 2022, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Primary Regulatory Agreement.

3.15          Risk Management Instruments. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Primary, all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Primary or any of its Subsidiaries or for the account of a customer of Primary or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties reasonably believed to be financially responsible at the time and are legal, valid and binding obligations of Primary or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions). Primary and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Primary’ knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereto.

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3.16          Environmental Matters. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Primary, Primary and its Subsidiaries are in compliance, and have complied since January 1, 2022, with any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions, or to the knowledge of Primary, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Primary or any of its Subsidiaries of any liability or obligation arising under any Environmental Law pending or threatened against Primary, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Primary. To the knowledge of Primary, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Primary. Primary is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity, Regulatory Agency or other third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Primary.

3.17          Investment Securities and Commodities. Each of Primary and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements) which are material to Primary’ business on a consolidated basis, free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Primary or its Subsidiaries. Such securities and commodities are valued on the books of Primary in accordance with GAAP in all material respects. Primary and each of its Subsidiaries employ, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that Primary believes are prudent and reasonable in the context of their respective businesses, and Primary and each of its Subsidiaries have, since January 1, 2022, been in compliance with such policies, practices and procedures in all material respects.

3.18          Real Property. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Primary, Primary or its Subsidiary (a) has good and marketable title to all the real property listed on Section 3.18 of the Primary Disclosure Schedule (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Primary Owned Property”), free and clear of all Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates listed on Section 3.18 of the Primary Disclosure Schedule (such leasehold estates, collectively with the Primary Owned Property, the “Primary Real Property”), free and clear of all Liens, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of Primary, the lessor. There are no contractual obligations, agreements in principle or present plans for Primary to enter into new leases of real property or to renew or amend existing leases prior to the Closing Date. There are no pending or, to the knowledge of Primary, threatened condemnation proceedings or other actions, suits or proceedings against the Primary Real Property.The use and operations of, and improvements upon, the Primary Real Property, are in compliance with all applicable building, fire, zoning and other applicable laws, ordinances and regulations. The buildings and structures owned, leased or used by Primary and its Subsidiary are, taken as a whole, in good operating order (except for ordinary wear and tear), usable in the ordinary course of business, and are sufficient and adequate to carry on the business and affairs of Primary and its Subsidiary. Except as listed on Section 3.18 of the Primary Disclosure Schedule, Primary and its Subsidiary do not own, lease or use any real property in the conduct of Primary’s or its Subsidiary’s business.

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3.19          Intellectual Property. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Primary: (a)(i) to the knowledge of Primary, Primary and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted, (ii) to the knowledge of Primary, neither Primary nor any of its Subsidiaries have, within the past two (2) years, infringed, misappropriated or otherwise violated any other person’s rights in Intellectual Property, or violated or breached any applicable license pursuant to which Primary or any Primary Subsidiary acquired the right to use any Intellectual Property, and (iii) no person has asserted in writing to Primary or any of its Subsidiaries within the past two (2) years that Primary or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of any person; (b) to the knowledge of Primary, no person is challenging, infringing on or otherwise violating, any right of Primary or any of its Subsidiaries with respect to any Intellectual Property owned by Primary or its Subsidiaries; (c) neither Primary nor any Primary Subsidiary has received any written notice of any pending claim challenging any Intellectual Property owned by Primary or any Primary Subsidiary (including with respect to the ownership, abandonment, cancellation or enforceability thereof); and (d) Primary and its Subsidiaries have taken commercially reasonable actions to safeguard its and their material trade secrets and other confidential information, and avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned by Primary and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means any intellectual property or proprietary rights of any kind arising in any jurisdiction, including in or with respect to any: trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; data and database rights; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction.

3.20          Related Party Transactions. Except for the transactions set forth in Section 3.25(e) of the Primary Disclosure Schedules and the Primary Benefit Plans listed in Section 3.11(b) of the Primary Disclosure Schedule, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Primary or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of Primary or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Primary Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Primary) on the other hand, of the type required by the Exchange Act and the rules and regulations thereunder.

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3.21          State Takeover Laws. The Board of Directors of Primary has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable takeover laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law or any similar provisions of the Primary Articles or Primary Bylaws (collectively, with any similar provisions of the GBC Charter or GBC Bylaws, “Takeover Statutes”).

3.22          Reorganization. Primary has not taken any action and has no knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.23          Opinion. Prior to the execution of this Agreement, the Board of Directors of Primary has received an opinion (which if initially rendered orally, has been or will be confirmed by written opinion of the same date) from Performance Trust Capital Partners to the effect that as of the date thereof and based upon and subject to the various assumptions made, procedures followed, the matters considered, and the terms, qualifications and limitations set forth in its written opinion, the Merger Consideration is fair from a financial point of view to the holders (other than GBC and its affiliates) of Primary Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.24          Primary Information. The information relating to Primary and its Subsidiaries that is provided in writing by Primary or its Subsidiaries or their respective representatives specifically for inclusion in the Proxy Statement or in any other document filed with any other Regulatory Agency or Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portion of the Proxy Statement relating to Primary or any of its Subsidiaries will comply in all material respects with applicable law.

3.25          Loan Portfolio.

(a)            As of the date hereof, except as set forth in Section 3.25(a) of the Primary Disclosure Schedule, neither Primary nor any of its Subsidiaries is a party to any written or oral loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which Primary or any Subsidiary of Primary is a creditor that, as of September 30, 2024, under the terms of which the obligor was, as of September 30, 2024 over ninety (90) days or more delinquent in payment of principal or interest. Set forth in Section 3.25(a) of the Primary Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of Primary and its Subsidiaries that, as of September 30, 2024, were classified by Primary as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of each such Loan and the identity of the borrower thereunder and (B) each asset of Primary or any of its Subsidiaries that, as of September 30, 2024, is classified as “Other Real Estate Owned” and the book value thereof.

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(b)            Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Primary, each Loan of Primary or any of its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Primary and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected, (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions; and (iv) to the extent secured by a pledge of consumer loans, none of such loans are subject to any right of offset, recission, set-off or any counterclaim or defense for which there is a reasonable possibility of an adverse determination to Primary, including the defense of usury or lack of legal capacity of any guarantor or borrower.

(c)            Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Primary, each outstanding Loan of Primary or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Primary and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d)            None of the agreements pursuant to which Primary or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contain any obligation to repurchase such Loans or interests therein solely on account of a payment default (other than early payment defaults) by the obligor on any such Loan.

(e)            Except as set forth in Section 3.25(e) of the Primary Disclosure Schedule, there are no outstanding Loans made by Primary or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve) of Primary or its Subsidiaries.

(f)            Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Primary, neither Primary nor any of its Subsidiaries is now nor has it ever been since January 1, 2022 subject to any fine, suspension, settlement or other administrative agreement or sanction by any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

(g)            As to each Loan that is secured whether in whole or in part, by a guaranty of the United States Small Business Administration or any other Governmental Entity (collectively, “SBA Loans”), such guaranty is in full force and effect, and to Primary’ knowledge, will remain in full force and effect following the Effective Time, in each case, without any further action by Primary or any of its Subsidiaries subject to the fulfillment of their obligations under the agreement with the Small Business Administration that arise after the date hereof. There have been no oral or written communications with or notices from the United States Small Business Administration or any other Governmental Entity indicating that the guaranty of any such SBA Loan requires repair or otherwise indicating that the guaranty of any such SBA Loan is or may be at risk.

3.26          Insurance. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Primary and except for insurance policies underlying Primary Benefit Plans, (a) Primary and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Primary and Primary Bank reasonably have determined to be prudent and consistent with industry practice, and Primary and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of current or former officers, directors and employees of Primary and its Subsidiaries, Primary or the relevant Subsidiary thereof is the sole beneficiary of such policies, (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, (d) there is no claim for coverage by Primary or any of its Subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy, and (e) neither Primary nor any of its Subsidiaries has received notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policies.

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3.27          No Other Representations or Warranties.

(a)            Except for the representations and warranties made by Primary in this Article III, neither Primary nor any other person makes any express or implied representation or warranty with respect to Primary, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Primary hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Primary nor any other person makes or has made any representation or warranty to GBC or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Primary, any of its Subsidiaries or their respective businesses, or (ii) any oral or written information presented to GBC or any of its affiliates or representatives in the course of their due diligence investigation of Primary, the negotiation of this Agreement or in the course of the transactions contemplated hereby, except in each case, for the representations and warranties made by Primary in this Article III.

(b)            Primary acknowledges and agrees that neither GBC nor any other person on behalf of GBC has made or is making, and Primary has not relied upon, any express or implied representation or warranty other than those contained in Article IV.

Article IV

REPRESENTATIONS AND WARRANTIES OF GBC

Except as disclosed in the disclosure schedule delivered by GBC to Primary concurrently herewith (the “GBC Disclosure Schedule”) (it being understood that (i) no item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the GBC Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by GBC that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect, and (iii) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (1) any other section of this Article IV specifically referenced or cross-referenced, and (2) other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections), GBC hereby represents and warrants to Primary as follows:

4.1            Corporate Organization.

(a)            GBC is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia, is a bank holding company duly registered under the BHC Act and has elected to be treated as a financial holding company under the BHC Act. GBC has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted in all material respects. GBC is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on GBC. True and complete copies of the amended and restated articles of incorporation of GBC, as amended (the “GBC Charter”) and the amended and restated bylaws of GBC, as amended (the “GBC Bylaws”), in each case, as in effect as of the date of this Agreement, have previously been made available by GBC to Primary.

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(b)            Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on GBC, each Subsidiary of GBC (a “GBC Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing, and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of GBC or any Subsidiary of GBC to pay dividends or distributions except, in the case of GBC or a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities. GBC Bank is the only depository institution Subsidiary of GBC, and the deposit accounts of GBC Bank are insured by the FDIC through the Deposit Insurance Fund (as defined in Section 3(y) of the FDI Act) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 4.1(b) of the GBC Disclosure Schedule sets forth a true, correct and complete list of all Subsidiaries of GBC as of the date hereof. True and complete copies of the organizational documents of GBC Bank as in effect as of the date of this Agreement have previously been made available by GBC to Primary. There is no person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of GBC other than the GBC Subsidiaries.

4.2            Capitalization.

(a)            The authorized capital stock of GBC consists of 40,000,000 shares of voting common stock, par value $0.01 per share (the “GBC Voting Common Stock”), 10,000,000 shares of non-voting common stock, par value $0.01 per share (the “GBC Non-Voting Common Stock”, together with the GBC Voting Common Stock, the “GBC Common Stock”), and 10,000,000 shares of preferred stock, par value $0.01 per share. As of October 4, 2024 there were (i) 7,346,586 shares of GBC Voting Common Stock issued and outstanding; (ii) no shares of GBC Non-Voting Common Stock issued and outstanding; and (iii) no shares of GBC preferred stock issued and outstanding. All the issued and outstanding shares of GBC Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of GBC may vote. Except as set forth in Section 4.2(a) of the GBC Disclosure Schedules, there are no outstanding subscriptions, options, warrants, stock appreciation rights, deferral units, scrip, rights to subscribe to or purchase, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in GBC, or contracts, commitments, understandings or arrangements by which GBC may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in GBC or that otherwise obligate GBC to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing. Except as set forth in Section 4.2(a) of the GBC Disclosure Schedules, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of GBC or any of its Subsidiaries) are outstanding. Except as set forth in Section 4.2(a) of the GBC Disclosure Schedules, there are no voting trusts, shareholder agreements, proxies or other agreements in effect to which GBC or any of its Subsidiaries is a party with respect to the voting or transfer of GBC Common Stock, capital stock or other voting or equity securities or ownership interests of GBC or granting any shareholder or other person any registration rights.

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(b)            Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on GBC, GBC owns, directly or indirectly, all the issued and outstanding shares of capital stock or other equity ownership interests of each of the GBC Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

4.3            Authority; No Violation.

(a)            GBC has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the Bank Merger have been duly and validly approved by the Board of Directors of GBC. The Board of Directors of GBC has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of GBC and its shareholders, has adopted and approved this Agreement and the transactions contemplated hereby (including the Merger and the Bank Merger) and has adopted a resolution to the foregoing effect. The execution and delivery of the Bank Merger Agreement has been duly and validly approved by the Board of Directors of GBC and the Board of Directors of GBC Bank. Both the Board of Directors of GBC and the Board of Directors of GBC Bank have determined that the Bank Merger, on the terms and conditions set forth in the Bank Merger Agreement, is advisable and in the best interests of GBC Bank and GBC as its sole shareholder. Except for the approval of the Bank Merger Agreement by GBC as GBC Bank’s sole shareholder, no other corporate proceedings on the part of GBC are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by GBC and (assuming due authorization, execution and delivery by Primary) constitutes a valid and binding obligation of GBC, enforceable against GBC in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The shares of GBC Common Stock to be issued in the Merger have been validly authorized, and when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of GBC will have any preemptive right or similar rights in respect thereof.

(b)            Neither the execution and delivery of this Agreement by GBC, nor the consummation by GBC of the transactions contemplated hereby (including the Merger and the Bank Merger), nor compliance by GBC with any of the terms or provisions hereof, will (i) violate any provision of the GBC Charter, the GBC Bylaws or the organizational documents of GBC Bank, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to GBC or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of GBC or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which GBC or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on GBC.

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4.4            Consents and Approvals. Except for (a) the Fairness Determination, (b) the filing of any required applications, filings, waiver requests and notices, as applicable, with the Federal Reserve under the BHC Act and approval or waiver of such applications, filings, waiver requests and notices, (c) the filing of any required applications, filings and notices, as applicable, with the FDIC under the Bank Merger Act of 1960, and approval or waiver of such applications, filings and notices, (d) the filing of any required applications, filings, waiver requests and notices, as applicable, with the DBF and approval or waiver of such applications, filings, waiver requests and notices, (e) the filing of any required applications, filings and notices, as applicable, with each Applicable Agency and the receipt of any required consents or approvals from each Applicable Agency, (f) those additional applications, filings and notices, if any, listed on Section 3.4 of the Primary Disclosure Schedule or Section 4.4 of the GBC Disclosure Schedule and approval of such applications, filings and notices, (g) the filing of the Certificate of Merger with the Georgia Secretary pursuant to the GBCC, (h) the filing of the Bank Merger Certificate with the applicable Governmental Entity as required by applicable law, and (i) such filings and approvals as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of the shares of GBC Common Stock pursuant to this Agreement, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by GBC of this Agreement or (ii)  the consummation by GBC of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, GBC has no knowledge of any reason why the necessary regulatory approvals and consents will not be received by GBC to permit consummation of the Merger and the Bank Merger on a timely basis.

4.5            Reports. GBC and each of its Subsidiaries have timely filed (or furnished, as applicable) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2022 with Regulatory Agencies, including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on GBC. Subject to Section 9.15, except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of GBC and its Subsidiaries, no Regulatory Agency or governmental agency or authority has initiated or has pending any proceeding or, to the knowledge of GBC, investigation into the business or operations of GBC or any of its Subsidiaries since January 1, 2022, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on GBC. Subject to Section 9.15, there (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of GBC or any of its Subsidiaries, and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of GBC or any of its Subsidiaries since January 1, 2022, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on GBC.

4.6            Financial Statements.

(a)            GBC has furnished to Primary true and complete copies of (i) the consolidated balance sheet of GBC and GBC Bank as of December 31, 2021, December 31, 2022 and December 31, 2023, and the related consolidated statements of operations, shareholders’ equity, and cash flows of GBC and GBC Bank, together with all related notes and schedules thereto, accompanied by the reports thereon of GBC’s independent auditors for the years ended as of such dates, and (ii) the unaudited financial statements of GBC and GBC Bank for the six months ended June 30, 2024 (collectively, the “GBC Financial Statements”). The GBC Financial Statements (including the related notes) complied as to form, as of their respective dates, in all material respects with applicable accounting requirements, have been prepared according to GAAP applied on a consistent basis during the periods and at the dates involved (except as may be indicated in the notes thereto), fairly present, in all material respects, the financial condition of GBC and its Subsidiaries, as applicable, at the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to notes and normal year-end adjustments that were not material in amount or effect).

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(b)            Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on GBC, neither GBC nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of GBC for the fiscal quarter ended September 30, 2024 included in the GBC Financial Statements or liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2024 or in connection with this Agreement and the transactions contemplated hereby.

(c)            GBC has filed all required Call Reports since January 1, 2022 for GBC Bank. The Call Reports fairly present, in all material respects, the financial position of GBC Bank and the results of its operations at the date and for the period indicated in that Call Report in conformity with the instructions to the Call Report. Since January 1, 2022, GBC Bank has calculated its ACL (or ALLL prior to the promulgation of the Interagency Policy Statement on the Allowance of Credit Losses) in accordance with (i) GAAP (ii) the Interagency Policy Statement on the Allowance for Credit Losses (or the Interagency Policy Statement on the Allowance of Loan and Lease Losses prior to the promulgation of the Interagency Policy Statement on the Allowance of Credit Losses) and (iii) all applicable rules and regulations, and, in the reasonable opinion of management, the ACL is reasonably likely to be to be adequate in all material respects.

(d)            Since January 1, 2022, (i) neither GBC, GBC Bank, or their respective Subsidiaries nor, to the knowledge of GBC, any director, officer, employee, auditor, accountant or representative of GBC or its Subsidiaries has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of GBC or its Subsidiaries or their respective internal accounting controls relating to periods after January 1, 2022, including any material complaint, allegation, assertion or claim that GBC or its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) to the knowledge of GBC, no attorney representing GBC or its Subsidiaries, whether or not employed by GBC or its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation, relating to periods after January 1, 2022, by GBC or its Subsidiaries or any of their officers, directors, employees or agents to the Board of Directors of GBC or the Board of Directors of GBC Bank (or any committee thereof) or to any director or officer of GBC, GBC Bank, or their respective Subsidiaries.

(e)            Neither GBC nor its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among GBC and its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangement”), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, GBC or its Subsidiaries in GBC’ or its Subsidiaries’ financial statements.

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4.7            Broker’s Fees. With the exception of the engagement of Evercore Inc. (“Evercore”), neither GBC nor any GBC Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement. GBC has disclosed to Primary as of the date hereof the aggregate fees provided for in connection with the engagement by GBC of Evercore related to the Merger and the other transactions contemplated hereunder.

4.8            Absence of Certain Changes or Events.

(a)            Since December 31, 2023, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on GBC.

(b)            Since December 31, 2023 through the date of this Agreement, GBC and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

4.9            Legal and Regulatory Proceedings.

(a)            Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on GBC, neither GBC nor any of its Subsidiaries is a party to any, and there are no outstanding or pending or, to the knowledge of GBC, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against GBC or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)            Except as would not reasonably be expected to, either individually or in the aggregate, be material to GBC, there is no injunction, order, judgment, decree, or regulatory restriction imposed upon GBC, any of its Subsidiaries or the assets of GBC or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Entity or any of its affiliates).

4.10         Taxes and Tax Returns.

(a)            Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on GBC: each of GBC and its Subsidiaries has duly and timely filed (including all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct and complete; all Taxes of GBC and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid; each of GBC and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party; each of GBC and its Subsidiaries have withheld and timely paid all material Taxes required to have been withheld and paid with respect to, and have complied with, all information reporting, backup withholding, and nonresident withholding requirements; neither GBC nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect (other than extension or waiver granted in the ordinary course of business); neither GBC nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any Tax of GBC and its Subsidiaries or the assets of GBC and its Subsidiaries; neither GBC nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return for which the statute of limitations is open (other than a group the common parent of which was GBC)), or (B) has any liability for the Taxes of any person (other than GBC or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) or otherwise as a transferee or successor.

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(b)            No written claim has ever been made by a Governmental Entity in a jurisdiction where GBC and its Subsidiaries do not file Tax Returns that it is or may be subject to taxation by, or required to file a Tax Return in, that jurisdiction. There are no liens for Taxes (other than statutory liens for Taxes not yet due and payable) upon any assets of GBC or any of its Subsidiaries.

(c)            GBC and each of its Subsidiaries have disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(d)            Neither GBC nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

4.11          Compliance with Applicable Law.

(a)            GBC and each of its Subsidiaries hold, and have at all times since January 1, 2019, held, all licenses, registrations, franchises, certificates, variances, permits charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on GBC, and to the knowledge of GBC, no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit, charter or authorization is threatened.

(b)            Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on GBC, GBC and each of its Subsidiaries, since January 1, 2022, have complied with and are not in default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to GBC or any of its Subsidiaries, including all laws related to data protection or privacy (including laws relating to the privacy and security of Personal Data), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other law, policy or guideline relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. GBC and its Subsidiaries have established and maintain a system of internal controls designed to ensure compliance in all material respects by GBC and its Subsidiaries with applicable financial recordkeeping and reporting requirements of applicable money laundering prevention laws in jurisdictions where GBC and its Subsidiaries conduct business.

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(c)            GBC Bank has received an Institution Community Reinvestment Act rating of “satisfactory” or better in its most recently completed Community Reinvestment Act examination.

(d)            GBC maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data and any other material confidential information against any Security Breach. To the knowledge of GBC, GBC has not experienced any Security Breach that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on GBC. To the knowledge of GBC, there are no data security or other technological vulnerabilities with respect to its information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on GBC.

(e)            As of the date hereof, each of GBC and GBC Bank is “well-capitalized” (as such term is defined in the relevant regulation of the institution’s primary federal regulator).

(f)            Without limitation, none of GBC or any of its Subsidiaries, or to the knowledge of GBC, any director, officer, employee, agent or other person acting on behalf of GBC or any of its Subsidiaries has, directly or indirectly, (i) used any funds of GBC or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of GBC or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of GBC or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of GBC or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for GBC or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for GBC or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, except, in each case, as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on GBC.

(g)            Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on GBC, (i) GBC and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (ii) none of GBC, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, correct and complete and accurately reflect the assets and results of such fiduciary account.

4.12          Agreements with Regulatory Agencies. Subject to Section 9.15, neither GBC nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2022, a recipient of any supervisory letter from, or since January 1, 2022, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the GBC Disclosure Schedule, an “GBC Regulatory Agreement”), nor has GBC or any of its Subsidiaries been advised in writing, or to GBC’s knowledge, orally, since January 1, 2022, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such GBC Regulatory Agreement.

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4.13          Related Party Transactions. Except for the transactions set forth in Section 4.13(e) of the GBC Disclosure Schedules, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between GBC or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in the Exchange Act) of GBC or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding GBC Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of GBC) on the other hand, of the type required by the Exchange Act and the rules and regulations thereunder.

4.14          State Takeover Laws. The Board of Directors of GBC has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any Takeover Statutes.

4.15          Reorganization. GBC has not taken any action and has no knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.16          GBC Information. The information relating to GBC and its Subsidiaries that is provided in writing by GBC or its Subsidiaries or their respective representatives specifically for inclusion in the Proxy Statement or in any other document filed with any other Regulatory Agency or Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portion of the Proxy Statement relating to GBC or any of its Subsidiaries will comply in all material respects with applicable law.

4.17          No Other Representations or Warranties.

(a)            Except for the representations and warranties made by GBC in this Article IV, neither GBC nor any other person makes any express or implied representation or warranty with respect to GBC, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and GBC hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither GBC nor any other person makes or has made any representation or warranty to Primary or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to GBC, any of its Subsidiaries or their respective businesses, or (ii) any oral or written information presented to Primary or any of its affiliates or representatives in the course of their due diligence investigation of GBC, the negotiation of this Agreement or in the course of the transactions contemplated hereby, except in each case for the representations and warranties made by GBC in this Article IV.

(b)            GBC acknowledges and agrees that neither Primary nor any other person on behalf of Primary has made or is making, and GBC has not relied upon, any express or implied representation or warranty other than those contained in Article III.

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Article V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1            Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in Section 5.1 of the Primary Disclosure Schedule or GBC Disclosure Schedule), required by law or as consented to in writing by the other party (such consent not to be unreasonably withheld, conditioned or delayed), each of GBC and Primary shall, and shall cause each of its Subsidiaries to, (i) conduct its business in the ordinary course consistent with past practices or pursuant to a party’s strategic plan, and (ii) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and (iii) take no action that would reasonably be expected to adversely affect or delay the ability of either GBC or Primary to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis. Notwithstanding anything to the contrary set forth in this Section 5.1, no action or failure to take action by Primary or any of its Subsidiaries or GBC or any of its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.2 (in the case of Primary or its Subsidiaries) or Section 5.3 (in the case of GBC or its Subsidiaries) shall constitute a breach of this Section 5.1 unless such action or failure to take action would constitute a breach of such provision of Section 5.2 (in the case of Primary or its Subsidiaries) or Section 5.3 (in the case of GBC or its Subsidiaries).

5.2            Forbearances of Primary. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in Section 5.2 of the Primary Disclosure Schedule, as expressly contemplated or permitted by this Agreement or a Primary Benefit Plan as in effect as of the date hereof or as required by law or regulation, Primary shall not, and Primary shall not permit any of its Subsidiaries to, without the prior written consent of GBC (such consent not to be unreasonably withheld, conditioned or delayed):

(a)            other than (1) federal funds borrowings and borrowings from the Federal Home Loan Bank, in each case, with a maturity not in excess of six (6) months, and (2) the creation of deposit liabilities or other customary banking products, issuances of letters of credit, sales of certificates of deposits, and entry into repurchase agreements, in each case (1) and (2), in the ordinary course of business on terms and in amounts consistent with past practice, incur any indebtedness for borrowed money (other than indebtedness of Primary or any of its wholly-owned Subsidiaries, on the one hand, to Primary or any of its wholly-owned Subsidiaries, on the other hand), or directly or indirectly, incur, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations or liabilities of any other individual, corporation or other entity;

(b)           (1)            adjust, split, combine or reclassify any capital stock of Primary (or shares thereof);

(2)            make, declare, pay, set aside for payment or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, including any Primary Securities or any securities of any Primary Subsidiary except cash dividends paid by any of the Subsidiaries of Primary to Primary or any of its wholly-owned Subsidiaries.

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(3)            grant any stock options, warrants, restricted stock units, performance stock units, phantom stock units, restricted shares or other equity-based awards or interests, or grant any person any right to acquire any Primary Securities or any securities of any Primary Subsidiary; or

(4)            issue, sell, transfer, encumber, or authorize the issuance, sale or transfer, or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any Primary Securities or any securities of any Primary Subsidiary, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any Primary Securities or any securities of any Primary Subsidiary;

(c)            sell, license, lease, transfer, mortgage, pledge, encumber or otherwise dispose of, or discontinue, any of its material properties (other than other real estate owned disposed of for an amount not less than 85% of its recorded investment value as of the date hereof), assets or any business to any individual, corporation or other entity other than a wholly-owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case, other than (x) in the ordinary course of business or (y) pursuant to contracts or agreements in force at the date of this Agreement;

(d)            except for foreclosure or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case, in the ordinary course of business, make any material investment in or acquire (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) any other person or all or any portion of the property, assets, debt, business, deposits or properties of any other person, in each case, other than a wholly-owned Subsidiary of Primary;

(e)            in each case, except for transactions in the ordinary course of business, (i) terminate, materially amend, extend or waive any material provision of, any Primary Contract or (ii) enter into any contract that would constitute an Primary Contract if in effect on the date of this Agreement, or make any change in any instrument or agreement governing the terms of any of its securities, other than normal renewals of contracts without material adverse changes of terms with respect to Primary or any of its Subsidiaries (or the Surviving Entity); provided that this clause (ii) shall not apply to the entry into of any contract in connection with any action otherwise permitted by this Section 5.2;

(f)            except as required pursuant to the terms of any Primary Benefit Plan as in effect as of the date of this Agreement, (A) increase in any manner the compensation, salaries, wages, commissions or consulting fees, bonus, incentives, pension, welfare, fringe or other benefits, severance or termination pay of any current or former employee, officer, director or independent contractor of Primary or any of its Subsidiaries, other than (i) increases in base compensation in the ordinary course, consistent with past practices, that do not exceed 5% individually or 3% in the aggregate after consultation with the Chief Human Resources Officer of GBC (or other increases with the written consent of the Chief Human Resources Officer of GBC), (ii) the payment of annual bonuses for completed performance periods based upon actual corporate performance, the performance of such employee and, if applicable, such employee’s business, consistent with the terms of the applicable Primary Benefit Plan as in effect as of the date hereof or as expressly contemplated under this Agreement (or other bonuses with the written consent of the Chief Human Resources Officer of GBC), or (iii) increases, retention payments, or severance determined necessary by Primary for retention purposes after consultation with, and with the written consent of, the Chief Human Resources Officer of GBC, which in the aggregate shall not exceed the amount disclosed in Section 5.2(f) of the Primary Disclosure Schedule, (B) become a party to, establish, adopt, amend, commence participation in or terminate any Primary Benefit Plan or any arrangement that would have been a Primary Benefit Plan had it been entered into prior to this Agreement, (C) grant any new awards, or amend or modify the terms of any outstanding awards, under any Primary Benefit Plan, (D) other than as contemplated by this Agreement, take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any Primary Benefit Plan, or (E) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Primary Benefit Plan that is required by applicable law to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or (F) subject to Section 5.2(s), except for loans or extensions of credit consistent with existing policies and practices and applicable law, make or increase any loan or other extension of credit, or commit to make or increase any such loan or extension of credit, to any director or executive officer of Primary or Primary Bank, or any entity controlled, directly or indirectly, by any of the foregoing, other than renewals of existing loans or commitments to loan;

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(g)            (i) settle, or enter into any settlement or similar agreement with respect to, any claim, suit, action or proceeding or (ii) waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations or the Surviving Entity after consummation of the Merger;

(h)            take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(i)             amend its charter, its bylaws or comparable governing documents of its Subsidiaries;

(j)             (i) materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, or (ii) acquire (other than (A) by way of foreclosure or acquisitions in a bona fide fiduciary capacity or (B) in satisfaction of debts previously contracted in good faith) any debt security or equity investment or any certificates of deposit issued by other banks, other than securities rated “AA” or higher by either Standard and Poor’s Ratings Services or Moody’s Investor Service;

(k)            implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;

(l)             (i) enter into any new line of business, introduce any material new products or services, or introduce any material marketing campaigns or any material new sales compensation or incentive programs or arrangements, in each case, except as required by applicable law, regulation or policies imposed by any Governmental Entity; (ii) other than in the ordinary course of business consistent with past practice, change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable law, regulation or policies imposed by any Governmental Entity; or (iii) incur any material liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the ordinary course of business;

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(m)            abandon or allow to lapse any material Intellectual Property, other than in the ordinary course of business consistent with past practice;

(n)            make, change or revoke any Tax election, change an annual Tax accounting period, adopt or change any Tax accounting method, file any amended Tax Return, enter into any closing agreement with respect to Taxes, or settle any Tax claim, audit, assessment or dispute or surrender any right to claim a refund of Taxes;

(o)            merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;

(p)            incur any capital expenditures or any obligations or liabilities in respect thereof, except for any capital expenditures not to exceed $50,000 individually or $250,000 in the aggregate;

(q)            make any changes to deposit pricing other than such changes that may be made in the ordinary course of business or consistent with safe and sound banking practices;

(r)            (i) make any new investment or new commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof, (ii) make any new investment or new commitment to develop, or otherwise take any actions to develop any real estate owned by Primary or any of its Subsidiaries, or (iii) file any application or make any contract or commitment for the opening, relocation or closing of any, or open, relocate or close any, branch office.

(s)            sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates or associates of any of its officers or directors other than in the ordinary course of business;

(t)            except for loans or extensions of credit approved and/or committed as of the date of this Agreement, (i) make or renew any loan greater than $2,500,000 if secured or $500,000 if unsecured, (ii) purchase a participation in any loan or pool of loans greater than $500,000, or (iii) renew for more than 12 months any loans greater than $500,000 rated “watch” or worse without giving notice of such action within 24 hours after any loan committee meeting at which such action is approved. For purposes of this Section 5.2(t), notice shall be given by email to the Chief Risk Officer;

(u)            other than interest rate swaps entered into for the account of customers of Primary or any Primary Subsidiaries (i.e. “back-to-back” agreements) in the ordinary course of business, enter into any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to any such transaction or transactions;

(v)            take any action that is intended or would reasonably be expected to (i) result in any of the conditions to the Merger set forth in Section 7.1 or Section 7.2 not being satisfied by the Termination Date, except as may be required by applicable law or (ii) prevent, delay or impair in any material respect its ability to consummate the transactions contemplated by this Agreement; or

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(w)           agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

5.3            Forbearances of GBC. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in Section 5.3 of the GBC Disclosure Schedule, as expressly contemplated by this Agreement, as required by law or as consented to in writing by Primary (such consent not to be unreasonably withheld, conditioned or delayed), GBC shall not, and shall not permit any of its Subsidiaries to:

(a)            adjust, split, combine or reclassify any capital stock of GBC (or shares thereof);

(b)            make, declare, or pay any dividend on any capital stock of GBC;

(c)            amend the GBC Charter or the GBC Bylaws in a manner that would materially and adversely affect the holders of Primary Common Stock, or adversely affect the holders of Primary Common Stock relative to other holders of GBC Common Stock;

(d)            incur any indebtedness for borrowed money (other than indebtedness of GBC or any of its wholly owned Subsidiaries to GBC or any of its Subsidiaries) that would reasonably be expected to prevent GBC or its Subsidiaries from assuming Primary’s or its Subsidiaries’ outstanding indebtedness;

(e)            take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(f)            take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Section 7.1 or Section 7.3 not being satisfied by the Termination Date, except as may be required by applicable law;

(g)            take any action that is intended or would reasonably be expected to result in a material delay in the ability of GBC or Primary to perform any of their obligations under this Agreement on a timely basis or a material delay in the ability of GBC to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby by the Termination Date; or

(h)            agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.3.

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Article VI

ADDITIONAL AGREEMENTS

6.1            Regulatory Matters.

(a)            The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (and in the case of the applications, notices, petitions and filings in respect of the Requisite Regulatory Approvals, use their reasonable best efforts to make such filings within thirty (30) days of the date of this Agreement), to obtain as promptly as practicable all permits, consents, waivers, approvals and authorizations of all third parties, Regulatory Agencies and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, waivers, approvals and authorizations of all such Regulatory Agencies and Governmental Entities. Primary and GBC shall each use, and shall each cause their applicable Subsidiaries to use, reasonable best efforts to obtain each such Requisite Regulatory Approval as promptly as reasonably practicable. GBC and Primary shall have the right to review in advance, and each will consult the other on, in each case, subject to applicable laws relating to the exchange of information, all the information relating to Primary or GBC, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to obtaining all permits, consents, waivers, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated in this Agreement, and each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and, to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences, in each case subject to applicable law; and provided, that each party shall promptly advise the other party with respect to substantive matters that are addressed in any meeting or conference with any Governmental Entity which the other party does not attend or participate in connection with or affecting the transactions contemplated by this Agreement, to the extent permitted by such Governmental Entity and subject to applicable law and Section 9.15.

(b)            In furtherance and not in limitation of the foregoing, each party shall use its reasonable best efforts to avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing. Notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to require GBC or Primary or any of their respective Subsidiaries, and neither Primary nor any of its Subsidiaries shall be permitted (without the prior written consent of GBC), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, waivers, approvals and authorizations of Governmental Entities that would reasonably be expected to have a Material Adverse Effect on the Surviving Entity and its Subsidiaries, taken as a whole, after giving effect to the Merger (a “Materially Burdensome Regulatory Condition”).

(c)            GBC and Primary shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection any filing, notice or application made by or on behalf of GBC, Primary or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

(d)            GBC and Primary shall promptly advise each other upon receiving any communication from any Governmental Entity whose permit, consent, waiver, approval or authorization is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained, or that the receipt of any such permit, consent, waiver, approval or authorization will be materially delayed.

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6.2            Access to Information; Confidentiality.

(a)            Upon reasonable notice and subject to applicable laws, each of GBC and Primary, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time upon prior written notice from the accessing party, to all its properties, books, contracts, commitments, personnel, information technology systems, and records, and both Primary and GBC shall reasonably cooperate with the other party in preparing to execute after the Effective Time the conversion or consolidation of systems and business operations generally, and, during such period, each of GBC and Primary shall, and shall cause its Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement or proxy statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents that GBC or Primary, is not permitted to disclose in accordance with Section 9.15 or otherwise under applicable law), and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Neither GBC nor Primary nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of GBC’s or Primary’, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)            Each of GBC and Primary shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the non-disclosure agreement, dated August 1, 2024, between GBC and Primary (the “Non-Disclosure Agreement”).

(c)            No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth in this Agreement.

6.3            Non-Control. Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.4            Fairness Determination; Securities Act Compliance.

(a)            The shares of GBC Common Stock issuable in the Merger are intended be issued in reliance upon the exemption from the registration requirements of Section 5 of the Securities Act of 1933, as amended (the “Securities Act”) set forth in Section 3(a)(10) thereof and Article 3 and Section 10-5-53 of Chapter 5 of Title 10 of the O.C.G.A., assuming receipt of the Fairness Determination and the issuance of the Fairness Order (as hereinafter defined). For purposes of this Agreement, “Fairness Determination” means the approval by the Securities Commissioner pursuant to O.C.G.A. §10-5-11(9) (and the rules and regulations thereunder) of the terms and conditions of the contemplated transactions and the fairness thereof such that the issuance of the Per Share Stock Consideration issuable to the Primary shareholders as contemplated by this Agreement shall qualify for the exemptions from registration available under O.C.G.A. §10-5-11(9) and Section 3(a)(10) of the Securities Act.

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(b)            The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and cause to be filed (and use their reasonable best efforts to make such filings within sixty (60) days of the date of this Agreement) with the Securities Commissioner an application for the Fairness Determination under O.C.G.A. §10-5-11(9), including a request for hearing (the “Fairness Hearing”) and a request for the issuance of an order containing the Fairness Determination (the “Fairness Order”). GBC and Primary shall have the right to review in advance, and each will consult the other on, in each case, subject to applicable laws relating to the exchange of information, all the information relating to Primary or GBC, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, the Securities Commissioner in connection with the application for the Fairness Determination. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties shall use their reasonable best efforts to cause the Securities Commissioner to issue the Fairness Order, including, but not limited to, mailing a timely notice of hearing to Primary shareholders providing them with the opportunity to attend and participate in the Fairness Hearing; provided, however, that the parties shall not be required to materially and adversely modify any of the terms of this Agreement or the contemplated transactions in order to cause the Securities Commissioner to make the Fairness Determination and issue the Fairness Order.

(c)            In the event that (i) the Fairness Hearing is not available to the parties for reasons beyond their reasonable control, (ii) the Fairness Hearing is held but the Securities Commissioner affirmatively declines to issue the Fairness Order or does not issue the Fairness Order within a reasonable time after such Fairness Hearing (after taking into account any requests for additional information by the Securities Commissioner following such Fairness Hearing), or (iii) the exemption from registration under Section 3(a)(10) of the Securities Act is otherwise not available in connection with the contemplated transactions, then GBC and Primary shall work in good faith to amend this Agreement to provide for an alternative exemption from federal registration for the issuance of GBC Common Stock pursuant to this Agreement.

(d)            GBC and Primary shall use their reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the contemplated transactions, and each of GBC and Primary shall prepare and furnish such information relating to the GBC and GBC Subsidiaries or Primary and Primary Subsidiaries, as appropriate, and their respective affiliates, directors, officers, and shareholders as may be reasonably required in connection with any such action; provided that neither GBC nor Primary shall be required to register, or to register the issuance of GBC Common Stock, with any state or the securities regulators of any state (other than making notice filings, as applicable).

6.5            Proxy Statement; Shareholders’ Approvals.

(a)            As promptly as reasonably practicable following the date hereof, GBC and Primary shall prepare and Primary shall mail the Proxy Statement to the Primary shareholders. GBC will furnish to Primary the information required to be included in the Proxy Statement with respect to its business and affairs and shall have the right to review and consult with Primary on the form of, and any characterizations of such information included in, the Proxy Statement prior to its being mailed to the Primary shareholders. If at any time prior to the Effective Time any information relating to GBC or Primary, or any of their respective affiliates, officers or directors, should be discovered by GBC or Primary which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly disseminated by the parties to the Primary shareholders.

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(b)            Subject to the parties’ compliance with Section 6.5(a), Primary shall cause a meeting of its shareholders (the “Primary Meeting”) to be duly called and held as soon as reasonably practicable following receipt of the Fairness Order (but in no event later than one hundred and fifty (150) days of the date of this Agreement), for the purpose of obtaining (a) the Requisite Primary Vote required in connection with this Agreement and the Merger and (b) if so desired and agreed by GBC, a vote upon other matters of the type customarily brought before a meeting of shareholders in connection with the approval of a merger agreement or the transactions contemplated thereby. Subject to Section 6.5(c), Primary and its Board of Directors shall use its reasonable best efforts to obtain from the shareholders of Primary the Requisite Primary Vote, including by communicating to the shareholders of Primary its recommendation (and including such recommendation in the Proxy Statement) that the shareholders of Primary approve this Agreement and the transactions contemplated hereby (the “Primary Board Recommendation”), and Primary and its Board of Directors shall not (i) withhold, withdraw, modify or qualify in a manner adverse to GBC the Primary Board Recommendation, (ii) fail to make the Primary Board Recommendation in the Proxy Statement, (iii) adopt, approve, recommend or endorse an Acquisition Proposal, or publicly announce an intention to adopt, approve, recommend or endorse an Acquisition Proposal, (any of the foregoing actions described in clauses (i) through (iii) a “Recommendation Change”) or (iv) execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement (other than an Acceptable Confidentiality Agreement) providing for an Acquisition Proposal (an “Alternative Acquisition Agreement”).

(c)            Subject to Section 8.1 and Section 8.2, prior to the receipt of the Requisite Primary Vote, the Board of Directors of Primary may submit this Agreement to its shareholders without recommendation (which, for the avoidance of doubt, shall constitute a Recommendation Change), in which event the Board of Directors of Primary may communicate the basis for its lack of recommendation to its shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), if (i) the Board of Directors of Primary has received after the date hereof a bona fide Acquisition Proposal which did not result from a breach of Section 6.13 (other than any breach that is unintentional or immaterial), which it believes in good faith, after receiving the advice of its outside counsel and its financial advisors, constitutes a Superior Proposal (in which event, subject to compliance with this Section 6.5(c) and prior to the receipt of the Requisite Primary Vote, the Board of Directors of Primary may cause Primary to terminate this Agreement pursuant to Section 8.1(h) in order to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal), and (ii) the Board of Directors of Primary, after receiving the advice of its outside counsel and its financial advisors, determines in good faith that failure to take such actions would be inconsistent with its fiduciary duties under applicable law, in each case, if, but only if, (1) Primary has complied in all material respects with Section 6.13, (2) Primary delivers to GBC at least three (3) business days’ prior written notice of its intention to take such action, and specifies the material terms and conditions of the Superior Proposal, (3) prior to taking such action, Primary negotiates in good faith with GBC, during the three (3) business day period following Primary’ delivery of the notice referred to in such sub-clause (2) above (to the extent GBC desires to so negotiate) any revision to the terms of this Agreement that GBC desires to propose, and (4) after the conclusion of such three (3) business day period, the Board of Directors of Primary determines in good faith, after giving effect to all of the adjustments or revisions (if any) which may be offered by GBC pursuant to sub-clause (3) above, that, such Acquisition Proposal continues to constitute a Superior Proposal and it would be inconsistent with its fiduciary duties under applicable law to make or continue to make the Primary Board Recommendation (it being agreed that, in the event that, following delivery of the notice referred to in sub-clause (2) above, there is any material revision to the terms of such Acquisition Proposal, including any revision in price or other improvement in economic terms, the three (3) business day period during which the parties agree to negotiate in good faith shall be extended, if applicable, to ensure that at least two (2) business days remain to negotiate subsequent to the time Primary notifies GBC of any such material revision (it being understood that there may be multiple extensions)).

(d)            Notwithstanding any Recommendation Change, unless this Agreement has been terminated, the Primary Meeting shall be convened and this Agreement shall be submitted to the shareholders of Primary at such meeting for the purpose of the shareholders of Primary considering and voting on approval of this Agreement and any other matters required to be approved by the shareholders of Primary in order to consummate the transactions contemplated by this Agreement. Additionally, unless this Agreement has been terminated, Primary shall not submit to or for a vote of its shareholders any Acquisition Proposal.

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(e)            Primary shall adjourn or postpone the Primary Meeting if (i) as of the date of such meeting there are insufficient shares of Primary Common Stock, as applicable, represented (either in person or by proxy) to constitute the quorum necessary to conduct the business of such meeting, (ii) as of the date of such meeting Primary has not received proxies representing a sufficient number of shares necessary for the approval of this Agreement by the shareholders of Primary, or (iii) required by applicable law in order to ensure that any required supplement or amendment to the Proxy Statement Primary was required to provide to its shareholders by applicable law is provided to the shareholders of Primary a reasonable amount of time prior to such meeting; provided that, the foregoing shall not restrict in any way each of the Board of Directors of Primary from making a Recommendation Change permitted by this Section 6.5 and disclosing such Recommendation Change and the basis and reasons therefor.

6.6            Legal Conditions to Merger. Subject in all respects to Section 6.1 and Section 6.5(c) of this Agreement, each of GBC and Primary shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Primary or GBC or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

6.7            Employee Matters.

(a)            From the Effective Time through the twelve (12) month anniversary of the Effective Time, or, if earlier, their termination of employment or other service, GBC shall provide to employees of Primary and its Subsidiaries who at the Effective Time become employees of the Surviving Entity or its Subsidiaries (the “Continuing Employees”) the base salary or base wage that is no less favorable than that paid to similarly situated employees of GBC and its Subsidiaries and employee benefits that are no less favorable in the aggregate than those generally made available to similarly situated employees of GBC and its Subsidiaries; provided that for purposes of this Section 6.7(a), “employee benefits” shall exclude equity and equity-based compensation, long-term incentives, change in control or retention bonuses or benefits, defined benefit pension benefits, nonqualified deferred compensation, retiree medical benefits and severance benefits (it being understood that the Surviving Entity shall honor contractual obligations in effect as of the date hereof with respect to (x) the “employee benefits” referred to in this Section 6.7(a) pursuant to Primary Benefit Plans listed on Section 6.7(a) of the Primary Disclosure Schedule, subject to prospective changes permitted by the terms of the applicable Primary Benefit Plan and applicable law, (y) for senior officers subject to a change of control agreement as of the date of this Agreement, the severance benefits provided under such agreement; provided that the severance benefits shall be subject to 280G of the Code and any cut-backs required to avoid characterizing any such severance benefits as “excess parachute payments” within the meaning of Section 280G of the Code, to the extent applicable, and (z) for employees not subject to a change of control agreement or other severance arrangement or plan, severance benefits equal to two (2) weeks’ pay per year of service, with a minimum of four (4) weeks and a maximum of twenty-six (26) weeks, payable in normal payroll installments (no less frequently than monthly) beginning with the payroll period immediately following any termination of employment).

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(b)            For purposes of GBC employee benefit plans eligibility, participation, vesting and, solely for purposes of paid time off or vacation benefits, benefit accrual (except not for any other purpose or under any defined benefit pension plan, nonqualified deferred compensation plan, retiree medical plan or any frozen plan or to the extent that such credit would result in a duplication of benefits) under the GBC employee benefit plans in which the Continuing Employee is eligible to participate, service with or credited by Primary or any of its Subsidiaries for such Continuing Employees shall be treated as service with the Surviving Entity to the same extent that such service was taken into account under the analogous Primary Benefit Plan prior to the Effective Time. With respect to any GBC employee benefit plan that constitutes a “group health plan” within the meaning of Section 5000(b)(1) of the Code and in which any Continuing Employees first become eligible to participate in the calendar year which includes the Effective Time, and in which such Continuing Employees did not participate prior to the Effective Time, GBC shall use commercially reasonable efforts to (or to cause its Subsidiary to): (A) waive all preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents, to the extent such pre-existing conditions, exclusions or waiting periods did not apply under the analogous Primary Benefit Plan, as the case may be, and (B) provide each Continuing Employee and his or her eligible dependents with credit for any co-payments and deductibles paid prior to the Effective Time under the analogous Primary Benefit Plan (to the same extent that such credit was given under the analogous Primary Benefit Plan) in satisfying any applicable deductible or out-of-pocket requirements under any such GBC employee benefit plan in which such Continuing Employee first becomes eligible to participate in the calendar year which includes the Effective Time, in each case, subject to any requirements or limitation imposed by the administrative service providers and insurers with respect to the applicable GBC employee benefit plan and GBC receiving all applicable information as reasonably requested by GBC, including information regarding pre-Closing co-payments and deductibles from Primary or the applicable Continuing Employee or dependent.

(c)            If requested by GBC in writing delivered to Primary not less than twenty (20) business days before the Closing Date, the Board of Directors of Primary (or the appropriate committee or officers thereof) shall adopt resolutions and take such corporate action as is necessary or appropriate to terminate the Primary 401(k) Plan (the “Primary 401(k) Plan”), effective as of the day prior to the Closing Date and contingent upon the occurrence of the Effective Time. If GBC requests that the Primary 401(k) Plan be terminated, (i) Primary shall provide GBC with evidence that such plan has been terminated (the form and substance of which shall be subject to reasonable review and comment by GBC in advance of any such action) not later than two (2) days immediately preceding the Closing Date, and (ii) the Continuing Employees shall be eligible to participate, effective as of the Effective Time, in a 401(k) plan sponsored or maintained by GBC, the Surviving Entity or one of their Subsidiaries (the “GBC 401(k) Plan”) in accordance with the terms of such plan, it being agreed that there shall be no gap in participation in a tax-qualified defined contribution plan. GBC and Primary shall take any and all actions as may be reasonably required, including amendments to the Primary 401(k) Plan and/or the GBC 401(k) Plan, to permit the Continuing Employees to make rollover contributions to the GBC 401(k) Plan of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in the form of cash, notes (in the case of loans), GBC Common Stock or a combination thereof in an amount equal to the full account balance distributed to such employee from the Primary 401(k) Plan. Notwithstanding the foregoing, Primary may continue to accrue its employer contributions to such 401(k) plan on an ongoing basis consistent with ordinary business practices, and shall make the employer contributions provided by the plan for the 2024 plan year at the close of the 2024 plan year and shall make the employer contributions provided by the plan for the portion of the 2025 plan year through the plan’s termination prior to Closing based on year-to-date deferrals and compensation, and any service requirements required for allocation of such contribution shall be adjusted accordingly to reflect the partial plan year prior to Closing.

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(d)            On or by the Closing Date, each Primary officer identified on Section 6.7(d) of the Primary Disclosure Schedule shall enter into a settlement agreement in the form attached hereto as Exhibit D.

(e)            Nothing in this Agreement shall confer upon any employee, officer, director or consultant of GBC or Primary or any of their Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Entity, Primary, GBC or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Entity, Primary, GBC or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of GBC or Primary or any of their Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Primary Benefit Plan or GBC employee benefit plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Entity or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Primary Benefit Plan or GBC employee benefit plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 9.12, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of GBC or Primary or any of their Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.8            Indemnification; Directors’ and Officers’ Insurance.

(a)            From and after the Effective Time, the Surviving Entity shall indemnify and hold harmless and shall advance expenses as incurred, in each case, to the fullest extent permitted by applicable law, the Primary Articles, the Primary Bylaws and the governing or organizational documents of any Primary Subsidiary, each present and former director, officer or employee of Primary and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Primary Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of, or pertaining to, the fact that such person is or was a director, officer or employee of Primary or any of its Subsidiaries and pertaining to matters, acts or omissions existing or occurring at or prior to the Effective Time, including matters, acts or omissions occurring in connection with the approval of this Agreement and the transactions contemplated by this Agreement; provided, that in the case of advancement of expenses, any Primary Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Primary Indemnified Party is not entitled to indemnification. The Surviving Entity shall reasonably cooperate with the Primary Indemnified Parties, and the Primary Indemnified Parties shall reasonably cooperate with the Surviving Entity, in the defense of any such claim, action, suit, proceeding or investigation. Without limiting the indemnification and other rights provided in this clause (a), all rights to indemnification and all limitations on liability existing in favor of the Primary Indemnified Parties as provided in any indemnification agreement in existence on the date of this Agreement and set forth on Section 6.8 of the Primary Disclosure Schedule shall survive the Merger and shall continue in full force and effect to the fullest extent permitted by law, and shall be honored by the Surviving Entity and its Subsidiaries or their respective successors as if they were the indemnifying party thereunder, without any amendment thereto.

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(b)            For a period of six (6) years after the Effective Time, the Surviving Entity shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Primary (provided, that the Surviving Entity may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims against the present and former officers and directors of Primary or any of its Subsidiaries arising from facts or events which occurred at or before the Effective Time (including the approval of this Agreement and the transactions contemplated by this Agreement); provided, however, that the Surviving Entity shall not be obligated to expend, on an annual basis, an amount in excess of 300% of the current annual premium paid as of the date hereof by Primary for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Entity shall cause to be maintained policies of insurance which, in the Surviving Entity’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, GBC or Primary, in consultation with, but only upon the consent, of GBC, may (and at the request of GBC, Primary shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six (6)-year “tail” policy under Primary’ existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.

(c)            The obligations of the Surviving Entity, GBC or Primary under this Section 6.8 shall not be terminated or modified after the Effective Time in a manner so as to adversely affect any Primary Indemnified Party or any other person entitled to the benefit of this Section 6.8 without the prior written consent of the affected Primary Indemnified Party or affected person.

(d)            The provisions of this Section 6.8 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Primary Indemnified Party and his or her heirs and representatives. If the Surviving Entity or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its assets or deposits to any other person or engages in any similar transaction, then in each such case, the Surviving Entity will cause proper provision to be made so that the successors and assigns of the Surviving Entity will expressly assume the obligations set forth in this Section 6.8.

6.9            Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of GBC, on the one hand, and a Subsidiary of Primary, on the other hand) or to vest the Surviving Entity with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger or the Bank Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by GBC.

6.10            Advice of Changes. GBC and Primary shall each promptly advise the other party of any effect, change, event, circumstance, condition, occurrence or development (i) that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on such first party, or (ii) that such first party believes would or would reasonably be expected to cause or constitute a material breach of any of its representations, warranties, obligations, covenants or agreements contained in this Agreement that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.10 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case, unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 6.10 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

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6.11            Shareholder Litigation. Each party shall give the other party prompt notice of any shareholder litigation against such party or its directors or officers relating to the transactions contemplated by this Agreement. Primary shall (i) give GBC the opportunity to participate (at GBC’s expense) in the defense or settlement of any such litigation, (ii) give GBC a reasonable opportunity to review and comment on all filings or responses to be made by Primary in connection with any such litigation, and will in good faith take such comments into account and (iii) not agree to settle any such litigation without GBC’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that the other party shall not be obligated to consent to any settlement which does not include a full release of such other party and its affiliates or which imposes an injunction or other equitable relief after the Effective Time upon the Surviving Entity or any of its affiliates.

6.12            Corporate Governance. Prior to the Effective Time, the Board of Directors of GBC shall take all actions necessary so that H. Boyd Pettit III and Mark Scheinfeld, each a director of Primary, immediately prior to the Effective Time shall be appointed to the Board of Directors of GBC as of the Effective Time; provided that, if either H. Boyd Pettit III and Mark Scheinfeld fails for any reason to qualify, elects not to serve, or otherwise is not appointed as a director of GBC, GBC shall, in consultation with Primary, however, in its sole discretion, appoint another member of the Board of Directors of Primary to the Board of Directors of GBC (the Primary directors being appointed hereunder, collectively, the “Primary Continuing Directors”). The Board of Directors of the Surviving Entity (or the appropriate committee thereof) shall cause the Primary Continuing Directors to be nominated for election at the 2025 annual meeting of shareholders of the Surviving Entity.

6.13            Acquisition Proposals. Primary will, and will use reasonable best efforts to cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than GBC with respect to any Acquisition Proposal. Primary agrees that it will not, and will cause each of its Subsidiaries not to, and use its reasonable best efforts to cause its and their respective officers, directors, employees, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any Acquisition Proposal (except to (x) notify a person that has made or, to the knowledge of such party, is making any inquiries with respect to, or is considering making, an Acquisition Proposal, of the existence of the provisions of this Section 6.13, and (y) to seek and obtain legal or financial advice from Primary’ outside counsel and outside financial advisors), or (iv) unless this Agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement (whether written or oral, binding or nonbinding) (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 6.13) in connection with or relating to any Acquisition Proposal. Notwithstanding the foregoing, in the event that after the date of this Agreement and prior to the receipt of the Requisite Primary Vote, Primary receives an unsolicited bona fide written Acquisition Proposal, Primary may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in such negotiations or discussions with the person making the Acquisition Proposal if the Board of Directors of Primary concludes in good faith (after receiving the advice of outside counsel and, with respect to financial matters, its outside financial advisors) that failure to take such actions would be more likely than not to be inconsistent with its fiduciary duties under applicable law; provided, that, prior to furnishing any confidential or nonpublic information permitted to be provided pursuant to this sentence, Primary shall have provided such information to GBC and shall have entered into a confidentiality agreement with the person making such Acquisition Proposal on terms no less favorable to Primary than the Non-Disclosure Agreement (“Acceptable Confidentiality Agreement”), which confidentiality agreement shall not provide such person with any exclusive right to negotiate with Primary. Primary will promptly (and, in any event, within one business day after receipt) advise GBC following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal and the substance thereof (including the material terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), and will keep GBC apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal. Primary shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof. It is agreed that any violation of the restrictions on Primary set forth in this Section 6.13 (other than any violation that is unintentional or immaterial) by any officer, director, employee, consultant, advisor or other representative of Primary or any of its Subsidiaries, in each case acting on behalf of Primary or any of its Subsidiaries, shall be a breach of this Section 6.13 by Primary.

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6.14            Public Announcements. Primary and GBC agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by the parties. Thereafter and prior to the Effective Time, each of the parties agrees that no public release concerning this Agreement or the transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) as required by applicable law or the rules or regulations of any applicable Governmental Entity or stock exchange to which the relevant party is subject, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on, such release or announcement in advance of such issuance, or (ii) for such releases or announcements that are consistent with other such releases or announcement made after the date of this Agreement in compliance with this Section 6.14. It is understood that GBC shall assume primary responsibility for the preparation of joint press releases relating to this Agreement, the Merger and the other transactions contemplated hereby.

6.15            Takeover Statutes. Neither Primary nor its Board of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

6.16            Certain Tax Matters. Each of Primary and GBC shall use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Each of Primary and GBC will, and will cause their respective Affiliates to, maintain all books and records and file all federal, state, and local income Tax Returns and schedules thereto in a manner consistent with the Merger’s qualification as a reorganization under Section 368(a)(1)(A) of the Code (and comparable provisions of any applicable state or local law).

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Article VII

CONDITIONS PRECEDENT

7.1            Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)            Shareholder Approval. The Requisite Primary Vote shall have been obtained.

(b)            Regulatory Approvals. (i) All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and (ii) no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

(c)            No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement shall be in effect. No law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement.

(d)            Fairness Order. The Fairness Order shall have been obtained and shall remain in full force and effect.

7.2            Conditions to Obligations of GBC. The obligation of GBC to effect the Merger is also subject to the satisfaction, or waiver by GBC, at or prior to the Effective Time, of the following conditions:

(a)            Representations and Warranties. The representations and warranties of Primary set forth in Section 3.2(a) and Section 3.8(a) (in each case, after giving effect to the lead-in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis), in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of Primary set forth in Section 3.1(a), Section 3.1(b) (but only with respect to Primary Bank), Section 3.3(a), Section 3.3(b)(i) and Section 3.7 (read, in each case, without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of Primary set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Primary or the Surviving Entity. GBC shall have received a certificate dated as of the Closing Date and signed on behalf of Primary by the Chief Executive Officer or the Chief Financial Officer of Primary to the foregoing effect.

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(b)            Performance of Obligations of Primary. Primary shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and GBC shall have received a certificate dated as of the Closing Date and signed on behalf of Primary by the Chief Executive Officer or the Chief Financial Officer of Primary to such effect.

(c)            Material Adverse Effect. There shall not have been any Material Adverse Effect with respect to Primary between the date hereof and the Closing Date.

7.3            Conditions to Obligations of Primary. The obligation of Primary to effect the Merger is also subject to the satisfaction, or waiver by Primary, at or prior to the Effective Time of the following conditions:

(a)            Representations and Warranties. The representations and warranties of GBC set forth in Section 4.2(a)  (in each case, after giving effect to the lead-in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis), in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of GBC set forth in Section 4.1(a), Section 4.1(b) (but only with respect to GBC Bank), Section 4.2(b) (but only with respect to GBC Bank), Section 4.3(a); Section 4.3(b)(i) and Section 4.7 (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of GBC set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on GBC. Primary shall have received a certificate dated as of the Closing Date and signed on behalf of GBC by the Chief Executive Officer or the Chief Financial Officer of GBC to the foregoing effect.

(b)            Performance of Obligations of GBC. GBC shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Primary shall have received a certificate dated as of the Closing Date and signed on behalf of GBC by the Chief Executive Officer or the Chief Financial Officer of GBC to such effect.

(c)            Material Adverse Effect. There shall not have been any Material Adverse Effect with respect to GBC between the date hereof and the Closing Date.

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Article VIII

TERMINATION AND AMENDMENT

8.1            Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Requisite Primary Vote (except in the case of Section 8.1(e) and Section 8.1(f)):

(a)            by mutual written consent of GBC and Primary;

(b)            by either GBC or Primary if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;

(c)            by either GBC or Primary if the Merger shall not have been consummated on or before the twelve (12) month anniversary of the date of this Agreement (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;

(d)            by either GBC or Primary (provided, that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained herein) if there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Primary, in the case of a termination by GBC, or GBC, in the case of a termination by Primary, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by GBC, or Section 7.3, in the case of a termination by Primary, and which is not cured within thirty (30) days following written notice to Primary, in the case of a termination by GBC, or GBC, in the case of a termination by Primary, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);

(e)            by either GBC or Primary, at any time prior to or on the Closing Date, if, after the date hereof, there shall have occurred and be continuing any events or occurrences that, individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect on Primary, in the case of a termination by GBC, or on GBC, in the case of a termination by Primary;

(f)             by GBC, prior to such time that the Requisite Primary Vote is obtained, if (i) Primary or the Board of Directors of Primary shall have made a Recommendation Change, or (ii) Primary or the Board of Directors of Primary shall have committed a Willful and Material Breach (as defined below) of its obligations under Section 6.5 or 6.13;

(g)            by either Primary or GBC, if the Requisite Primary Vote shall not have been obtained upon a vote thereon taken at the Primary Meeting (including any adjournment or postponement thereof); or

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(h)            by Primary in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal if, prior to the time the Requisite Primary Vote is obtained, the Board of Directors of Primary authorizes Primary to enter into an Alternative Acquisition Agreement in response to a Superior Proposal, to the extent permitted by and in accordance with Section 6.5(c); provided that concurrently with such termination, Primary pays, or causes to be paid, to GBC, in immediately available funds the Termination Fee pursuant to Section 8.2.

8.2            Effect of Termination.

(a)            In the event of termination of this Agreement by either GBC or Primary as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of GBC, Primary, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(b) (Access to Information; Confidentiality), Section 6.14 (Public Announcements), this Section 8.2 and Article IX (other than Section 9.13) shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither GBC nor Primary shall be relieved or released from any liabilities or damages arising out of its actual and intentional common law fraud in such party’s making of its representations and warranties set forth in this Agreement (“Fraud”) or its willful and material breach of any provision of this Agreement.

(b)            In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of Primary or shall have been made directly to the shareholders of Primary or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the Primary Meeting) an Acquisition Proposal, in each case, with respect to Primary, and (A)(x) thereafter this Agreement is terminated by either GBC or Primary pursuant to Section 8.1(c) without the Requisite Primary Vote having been obtained (and all other conditions set forth in Section 7.1 and Section 7.3 were satisfied or were capable of being satisfied prior to such termination), (y) thereafter this Agreement is terminated by GBC pursuant to Section 8.1(d) as a result of a Willful and Material Breach or (z) thereafter this Agreement is terminated by GBC or Primary pursuant to Section 8.1(g) and (B) prior to the date that is twelve (12) months after the date of such termination, Primary enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Primary shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay GBC, by wire transfer of same-day funds, a fee equal to $1,100,000 (the “Termination Fee”); provided, that for purposes of this Section 8.2(b), all references in the definition of Acquisition Proposal to “twenty-five percent (25%)” shall instead refer to “fifty percent (50%).”

(c)            In the event that this Agreement is terminated by GBC pursuant to Section 8.1(f) then Primary shall pay GBC, by wire transfer of same-day funds, the Termination Fee within two (2) business days of the date of termination.

(d)            In the event that this Agreement is terminated by Primary pursuant to Section 8.1(h), then Primary shall pay GBC, by wire transfer of same-day funds, the Termination Fee concurrently with such termination.

(e)            Notwithstanding anything to the contrary in this Agreement, but without limiting the right of any party to recover liabilities or damages arising out of the other party’s Fraud or Willful and Material Breach (as defined above) of any provision of this Agreement, in no event shall either party be required to pay the Termination Fee more than once.

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(f)             Each of GBC and Primary acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if Primary or GBC fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the non-paying party for the Termination Fee or any portion thereof, such non-paying party shall pay the costs and expenses of the other party (including attorneys’ fees and expenses) in connection with such suit. In addition, if Primary or GBC fails to pay the amounts payable pursuant to this Section 8.2, then such party shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” published in the Wall Street Journal on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full. The amounts payable by Primary pursuant to Section 8.1(g), Section 8.2(b) and Section 8.2(c), respectively, and this Section 8.2(f), constitute liquidated damages and not a penalty, and, except in the case of Fraud or Willful and Material Breach (as defined above), shall be the sole monetary remedy of GBC in the event of a termination of this Agreement specified in such applicable section.

Article IX

GENERAL PROVISIONS

9.1            Definitions. Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of twenty-five percent (25%) or more of the consolidated assets of Primary and its Subsidiaries or twenty-five percent (25%) or more of any class of equity or voting securities of Primary or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of Primary, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning twenty-five percent (25%) or more of any class of equity or voting securities of Primary or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of Primary, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Primary or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of Primary.

“Cash Election Threshold” means a number of shares of Primary Common Stock equal to the product of (i) the total number of shares of Primary Common Stock issued and outstanding as of the Election Deadline and (ii) 0.20, rounded down to the nearest whole number.

“Election Deadline” shall mean 5:00 p.m., Eastern time, on the later of (i) the date of the Primary Meeting and (ii) the date that GBC and Primary shall agree is as near as practicable to three (3) Business Days prior to the expected Closing Date.

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“Material Adverse Effect” means, with respect to GBC, Primary or the Surviving Entity, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements), (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities (as defined below), (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, naturally-occurring floods or other natural disasters or from any outbreak of any disease or other public health event (including epidemics or pandemics), or (E) public disclosure of the execution of this Agreement, public disclosure or consummation of the transactions contemplated hereby (including any effect on a party’s relationships with its customers or employees) (it being understood that the foregoing shall not apply for purposes of the representations and warranties in Sections 3.3(b), 3.4, 4.3(b) or 4.4) or actions expressly required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby (it being understood that this Clause (E) shall not apply to a breach of any representation or warranty related to the announcement, pendency or consummation of the transactions contemplated hereby); except, (i) with respect to subclauses (A), (B), (C), or (D) to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate, or (ii) the ability of such party to timely consummate the transactions contemplated hereby.

“Merger Consideration” means the sum of (i) the aggregate Per Share Merger Consideration and (ii) the aggregate Fractional Share Cash-in-Lieu Amounts.

“Per Share Cash Consideration” means cash in the amount of $13.50.

“Per Share Merger Consideration” means either the Per Share Cash Consideration or the Per Share Stock Consideration that a share of Primary Common Stock is entitled to receive pursuant to the terms and subject to the conditions of this Agreement.

“Per Share Stock Consideration” means 0.5870 fully paid and nonassessable share of GBC Common Stock.

“Proxy Statement” means the proxy statement and prospectus and other proxy solicitation materials of Primary relating to the Primary Meeting.

“Requisite Regulatory Approvals” shall mean all regulatory authorizations, consents, waivers, orders and approvals (and the expiration or termination of all statutory waiting periods in respect thereof) (i) from the FDIC, the DBF and the Federal Reserve (in respect of the Merger or the Bank Merger) or (ii) referred to in Section 3.4 or Section 4.4 that are necessary to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), except, in the case of this clause (ii), for the Fairness Determination and any such authorizations, consents, waivers, orders or approvals the failure of which to be obtained would not be material to the Surviving Entity.

“Subsidiary” means any subsidiary of such person as defined in the BHC Act.

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“Superior Proposal” shall mean any bona fide written Acquisition Proposal which the board of directors of Primary determines, in good faith, after taking into account all legal, financial, regulatory, and other aspects of such proposal (including the amount, form, and timing of payment of consideration, the financing thereof, any associated break-up or termination fees, including those provided for in this Agreement, expense reimbursement provisions, and all conditions to consummation) and the person making the proposal, and after consulting with its outside financial advisor and outside legal counsel, is (i) more favorable from a financial point of view to Primary’ shareholders than the transactions contemplated by this Agreement (taking into account any proposal by GBC to amend the terms of this Agreement pursuant to Section 6.5(c)) and (ii) reasonably likely to be timely consummated on the terms set forth; provided, however, that for purposes of this definition of Superior Proposal, references to “twenty-five percent (25%)” in the definition of Acquisition Proposal shall be deemed to be references to “fifty percent (50%).”

“Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, escheat, unclaimed property, estimated and other taxes, charges, levies or like assessments, in each case, in the nature of a Tax and imposed by a Governmental Entity with jurisdiction over Taxes, together with all penalties and additions to tax and interest thereon.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

“Willful and Material Breach” shall mean a material breach of, or material failure to perform any of the covenants or other agreements contained in, this Agreement that is a consequence of an act or failure to act by the breaching or non-performing party with actual knowledge that such party’s act or failure to act would, or would reasonably be expected to, result in or constitute such breach of or such failure of performance under this Agreement.

9.2            Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto at any time before or after the receipt of the Requisite Primary Vote; provided, however, that after the receipt of the Requisite Primary Vote, there may not be, without further approval of the shareholders of Primary any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each of the parties hereto.

9.3            Extension; Waiver. At any time prior to the Effective Time, each of the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered by such other party pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained in this Agreement; provided, however, that after the receipt of the Requisite Primary Vote, there may not be, without further approval of the shareholders of Primary any extension or waiver of this Agreement or any portion thereof that requires such further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.4            Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, obligations, covenants and agreements in this Agreement (or in any certificate delivered pursuant to this Agreement) shall survive the Effective Time, except for Sections 6.8 and 6.12 and for those other obligations, covenants and agreements contained in this Agreement which by their terms apply in whole or in part after the Effective Time.

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9.5            Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

9.6            Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by e-mail transmission (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)            if to Primary, to:

Primary Bancshares Corporation

3880 Roswell Road

Atlanta, GA 30342

Attention:             Mr. David Coxon

Email:                     [***]

With a copy (which shall not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP

201 17th Street NW, Suite 1700

Atlanta, GA 30363

Attention:             Robert Klingler

Email:                     [***]

and

(b)            if to GBC, to:

Georgia Banking Company, Inc.

1776 Peachtree Street NW, Suite 300

Atlanta, Georgia 30309

Attention:             Bartow Morgan, Jr., Chief Executive Officer

Email:                     [***]

With a copy (which shall not constitute notice) to each of:

Troutman Pepper

600 Peachtree Street, N.E., Suite 3000

Atlanta, Georgia 30308

Attention:             James W. Stevens

Email:                     [***]

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9.7            Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of Primary means the actual knowledge of any of the officers of Primary listed on Section 9.7 of the Primary Disclosure Schedule, and the “knowledge” of GBC means the actual knowledge of any of the officers of GBC listed on Section 9.7 of the GBC Disclosure Schedule. As used in this Agreement, (i) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (ii) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, (iii) the term “made available” means any document or other information that was (a) provided by one party or its representatives to the other party and its representatives by 5:00 p.m., Eastern time, on the day prior to the date hereof or (b) included in the virtual data room of a party by 5:00 p.m., Eastern time, on the day prior to the date hereof, (iv) “business day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized by law or executive order to be closed and (v) the “transactions contemplated hereby” and “transactions contemplated by this Agreement” shall include the Merger and the Bank Merger. The Primary Disclosure Schedule and the GBC Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. Nothing contained in this Agreement shall require any party or person to take any action in violation of applicable law.

9.8            Counterparts. This Agreement may be executed in counterparts (including by pdf), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.9            Entire Agreement. This Agreement (including the documents and instruments referred to herein) together with the Non-Disclosure Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.10          Governing Law; Jurisdiction.

(a)            This Agreement shall be governed by and construed in accordance with the internal, substantive laws of the State of Georgia applicable to agreements entered into and to be performed solely within such state, without regard to any applicable conflicts of law principles.

(b)            Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Georgia (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party, and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.6.

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9.11          Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

9.12          Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.8, which is intended to benefit each Primary Indemnified Party, this Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth in this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.13          Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate, and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.14          Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

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9.15          Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(c) and as identified in 12 C.F.R. § 309.5(g)(8)) of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

9.16          Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

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IN WITNESS WHEREOF, Georgia Banking Company, Inc. and Primary Bancshares Corporation have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

Georgia banking company, Inc.

By:	/s/ Bartow Morgan, Jr.
Name: Bartow Morgan, Jr.
Title: Chief Executive Officer

Primary Bancshares Corporation

By:	/s/ David R. Coxon
Name: David R. Coxon
Title: Chief Executive Officer and President

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Form of Bank Merger Agreement

[***]

Exhibit B

Form of Support Agreement

[***]

Exhibit C

Form of Option Holder Release Agreement

[***]

Exhibit D

Form of Settlement Agreement

[***]